Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2023 and 2022, and for Each of the
Three Years in the Period Ended December 31, 2023

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2023	2022
Assets
Cash and cash equivalents	$3,686	$4,030
Receivables:
Receivable from the sale of IQOS System commercialization rights	—	1,721
Other	71	48
Inventories:
Leaf tobacco	649	704
Other raw materials	204	186
Work in process	22	24
Finished product	340	266
	1,215	1,180
Income taxes	496	103
Other current assets	117	138
Total current assets	5,585	7,220

Property, plant and equipment, at cost:
Land and land improvements	123	123
Buildings and building equipment	1,535	1,478
Machinery and equipment	2,684	2,578
Construction in progress	240	248
	4,582	4,427
Less accumulated depreciation	2,930	2,819
	1,652	1,608

Goodwill	6,791	5,177
Other intangible assets, net	13,686	12,384
Investments in equity securities ($0 million and $250 million at December 31, 2023 and 2022, respectively, measured at fair value)	10,011	9,600
Other assets	845	965
Total Assets	$38,570	$36,954

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2023	2022
Liabilities
Current portion of long-term debt	$1,121	$1,556
Accounts payable	582	552
Accrued liabilities:
Marketing	716	599
Settlement charges	2,563	2,925
Other	1,902	1,299
Deferred gain from the sale of IQOS System commercialization rights	2,700	—
Dividends payable	1,735	1,685
Total current liabilities	11,319	8,616

Long-term debt	25,112	25,124
Deferred income taxes	2,799	2,897
Accrued pension costs	130	133
Accrued postretirement health care costs	1,079	1,083
Deferred gain from the sale of IQOS System commercialization rights	—	2,700
Other liabilities	1,621	324
Total liabilities	42,060	40,877
Contingencies (Note 19)
Stockholders’ Equity (Deficit)
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,906	5,887
Earnings reinvested in the business	31,094	29,792
Accumulated other comprehensive losses	(2,673)	(2,771)
Cost of repurchased stock (1,042,499,542 shares at December 31, 2023 and 1,020,427,195 shares at December 31, 2022)	(38,802)	(37,816)
Total stockholders’ equity (deficit) attributable to Altria	(3,540)	(3,973)
Noncontrolling interests	50	50
Total stockholders’ equity (deficit)	(3,490)	(3,923)
Total Liabilities and Stockholders’ Equity (Deficit)	$38,570	$36,954

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2023	2022	2021
Net revenues	$24,483	$25,096	$26,013
Cost of sales	6,218	6,442	7,119
Excise taxes on products	3,981	4,408	4,902
Gross profit	14,284	14,246	13,992
Marketing, administration and research costs	2,737	2,327	2,432
Operating income	11,547	11,919	11,560
Interest and other debt expense, net	989	1,058	1,162
Loss on early extinguishment of debt	—	—	649
Net periodic benefit income, excluding service cost	(127)	(184)	(202)
(Income) losses from investments in equity securities	(243)	3,641	5,979
Loss on Cronos-related financial instruments	—	15	148
Earnings before income taxes	10,928	7,389	3,824
Provision for income taxes	2,798	1,625	1,349
Net earnings	$8,130	$5,764	$2,475
Per share data:
Basic and diluted earnings per share	$4.57	$3.19	$1.34

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2023	2022	2021
Net earnings	$8,130	$5,764	$2,475
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	(57)	176	808
ABI	174	143	426
Currency translation adjustments and other	(19)	(34)	51
Other comprehensive earnings (losses), net of deferred income taxes	98	285	1,285
Comprehensive earnings	$8,228	$6,049	$3,760

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2023	2022	2021
Cash Provided by (Used in) Operating Activities
Net earnings	$8,130	$5,764	$2,475
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	272	226	244
Deferred income tax provision (benefit)	(230)	(947)	(1,160)
Unrecognized tax benefit (1)	1,111	16	(21)
(Income) losses from investments in equity securities	(243)	3,641	5,979
Dividends from ABI	163	104	119
Loss on Cronos-related financial instruments	—	15	148
Loss on early extinguishment of debt	—	—	649
Cash effects of changes: (2)
Receivables	6	(21)	(18)
Inventories	(15)	14	57
Accounts payable	38	92	163
Income taxes	6	(118)	(149)
Accrued liabilities and other current assets	280	(129)	165
Accrued settlement charges	(362)	(424)	(215)
Pension plan contributions	(20)	(20)	(26)
Pension and postretirement, net	(136)	(156)	(175)
Other, net	287	199	170
Net cash provided by (used in) operating activities	9,287	8,256	8,405

Cash Provided by (Used in) Investing Activities
Capital expenditures	(196)	(205)	(169)
Proceeds from the sale of IQOS System commercialization rights	1,700	1,000	—
Proceeds from the Ste. Michelle Transaction, net of cash transferred	—	—	1,176
Acquisition of NJOY, net of cash acquired	(2,751)	—	—
Other, net	(36)	(13)	205
Net cash provided by (used in) investing activities	(1,283)	782	1,212
(1) 2023 relates to unrecognized tax benefit from the ordinary loss for cash tax purposes with respect to a portion of our tax basis associated with our former investment in JUUL. For further discussion, see Note 15. Income Taxes.
(2) 2023 amounts are net of the effects from the NJOY Transaction. For further details, see Note 3. Acquisition of NJOY. 2021 amounts reflect changes from operations for Ste. Michelle prior to the Ste. Michelle Transaction.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2023	2022	2021
Cash Provided by (Used in) Financing Activities
Proceeds from short-term borrowings	$2,000	$—	$—
Repayment of short-term borrowings	(2,000)	—	—
Long-term debt issued	998	—	5,472
Long-term debt repaid	(1,566)	(1,105)	(6,542)
Repurchases of common stock	(1,000)	(1,825)	(1,675)
Dividends paid on common stock	(6,779)	(6,599)	(6,446)
Premiums and fees related to early extinguishment of debt	—	—	(623)
Other, net	(27)	(12)	(215)
Net cash provided by (used in) financing activities	(8,374)	(9,541)	(10,029)
Cash, cash equivalents and restricted cash:
Increase (decrease)	(370)	(503)	(412)
Balance at beginning of year	4,091	4,594	5,006
Balance at end of year	$3,721	$4,091	$4,594
Supplemental cash flow information:
Cash paid:
Interest	$1,116	$1,119	$1,189
Income taxes	$1,890	$2,657	$2,673
Non-cash investing activities:
Deferred proceeds from the sale of IQOS System commercialization rights	$—	$1,700	$—

The following table provides a reconciliation of cash, cash equivalents and restricted cash (1) to the amounts reported on our consolidated balance sheets:

at December 31,	2023	2022	2021
Cash and cash equivalents	$3,686	$4,030	$4,544
Restricted cash included in other current assets	5	15	—
Restricted cash included in other assets	30	46	50
Cash, cash equivalents and restricted cash	$3,721	$4,091	$4,594
(1) Restricted cash consisted primarily of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity (Deficit)
Balances, December 31, 2020	$935	$5,910	$34,679	$(4,341)	$(34,344)	$86	$2,925
Net earnings (losses)	—	—	2,475	—	—	(4)	2,471
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	1,285	—	—	1,285
Stock award activity	—	24	—	—	13	—	37
Cash dividends declared ($3.52 per share)	—	—	(6,490)	—	—	—	(6,490)
Repurchases of common stock	—	—	—	—	(1,675)	—	(1,675)
Other (1)	—	(77)	—	—	—	(82)	(159)
Balances, December 31, 2021	935	5,857	30,664	(3,056)	(36,006)	—	(1,606)
Net earnings (losses)	—	—	5,764	—	—	—	5,764
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	285	—	—	285
Stock award activity	—	30	—	—	15	—	45
Cash dividends declared ($3.68 per share)	—	—	(6,636)	—	—	—	(6,636)
Repurchases of common stock	—	—	—	—	(1,825)	—	(1,825)
Other (1)	—	—	—	—	—	50	50
Balances, December 31, 2022	935	5,887	29,792	(2,771)	(37,816)	50	(3,923)
Net earnings (losses)	—	—	8,130	—	—	—	8,130
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	98	—	—	98
Stock award activity	—	19	—	—	22	—	41
Cash dividends declared ($3.84 per share)	—	—	(6,828)	—	—	—	(6,828)
Repurchases of common stock	—	—	—	—	(1,000)	—	(1,000)
Other	—	—	—	—	(8)	—	(8)
Balances, December 31, 2023	$935	$5,906	$31,094	$(2,673)	$(38,802)	$50	$(3,490)
(1) Represents the non-cash contribution made by JTIUH to Horizon in 2022 and the purchase of the remaining noncontrolling interest in Helix in 2021. For additional information, see Note 1. Background and Basis of Presentation.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1. Background and Basis of Presentation
When used in these notes, the terms “Altria,” “we,” “us” and “our” refer to either (i) Altria Group, Inc. and its consolidated subsidiaries or (ii) Altria Group, Inc. only and not its consolidated subsidiaries, as appropriate in the context.
▪Background: At December 31, 2023, our wholly owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco and is a wholly owned subsidiary of PM USA; UST LLC (“UST”), which through its wholly owned subsidiary U.S. Smokeless Tobacco Company LLC (“USSTC”), is engaged in the manufacture and sale of moist smokeless tobacco products (“MST”) and snus products; Helix Innovations LLC (“Helix”), which operates in the United States and Canada, and Helix Innovations GmbH and its affiliates (“Helix ROW”), which operate internationally in the rest-of-world, are engaged in the manufacture and sale of oral nicotine pouches; and NJOY, LLC (“NJOY”), which is engaged in the manufacture and sale of e-vapor products. Other wholly owned subsidiaries included Altria Group Distribution Company (“AGDC”), which provides sales and distribution services to our domestic operating companies; and Altria Client Services LLC (“ALCS”), which provides various support services to our companies in areas such as legal, regulatory, research and product development, consumer engagement, finance, human resources and external affairs. Our access to the operating cash flows of our subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by our subsidiaries. At December 31, 2023, our significant subsidiaries were not limited by contractual obligations in their ability to pay cash dividends or make other distributions with respect to their equity interests.
As discussed in Note 3. Acquisition of NJOY, on June 1, 2023, we completed our acquisition of NJOY Holdings, Inc. (“NJOY Holdings”), the parent of NJOY. As a result of the acquisition, NJOY became a wholly owned subsidiary of Altria.
In March 2023, we entered into a stock transfer agreement with JUUL Labs, Inc. (“Stock Transfer Agreement”) pursuant to which we transferred to JUUL Labs, Inc. (“JUUL”) all of our beneficially owned JUUL equity securities. In exchange, we received a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property (“JUUL Heated Tobacco IP”).
In October 2022, we entered into a joint venture with JTI (US) Holding, Inc. (“JTIUH”), a subsidiary of Japan Tobacco Inc., for the U.S. marketing and commercialization of heated tobacco stick (“HTS”) products. The joint venture entity, Horizon Innovations LLC (“Horizon”), is structured to exist in perpetuity and is responsible for the U.S. marketing and commercialization of HTS products owned by either party. At December 31, 2023 we owned a 75% economic interest in Horizon; JTIUH owned the remaining 25% economic interest.
In October 2021, we sold International Wine & Spirits Ltd. (“IWS”), which included Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), in an all-cash transaction with a net purchase price of approximately $1.2 billion and the assumption of certain liabilities of IWS and its subsidiaries (“Ste. Michelle Transaction”).
At December 31, 2023, we had investments in Anheuser-Busch InBev SA/NV (“ABI”) and Cronos Group Inc. (“Cronos”).
For further discussion of our investments in equity securities, see Note 7. Investments in Equity Securities.
▪Basis of Presentation: Our consolidated financial statements include Altria, as well as our wholly owned and majority-owned subsidiaries. We account for our investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee, including ABI and Cronos, under the equity method of accounting using a one-quarter lag. We accounted for our former investment in the equity securities of JUUL at fair value. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of our financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill, other intangible assets and investments in equity securities, marketing programs and income taxes. Actual results could differ from those estimates.
Certain immaterial prior year amounts have been reclassified to conform with the current year’s presentation.
On January 1, 2023, we adopted Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU No. 2021-08”). This guidance updates how an entity recognizes and measures contract assets and contract liabilities acquired in a business combination. Our adoption of ASU No. 2021-08 had no impact on our consolidated financial statements or related disclosures.

Additionally, on January 1, 2023, we adopted ASU 2022-04, Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations (“ASU No. 2022-04”). This guidance requires that a buyer in a supplier finance program disclose sufficient qualitative and quantitative information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period and potential magnitude. For further discussion, see Note 5. Supplier Financing.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. We record cash equivalents at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization and Impairment Testing: We record property, plant and equipment at historical costs and depreciate by the straight-line method over the estimated useful lives of the assets. We depreciate machinery and equipment over periods up to 20 years, and buildings and building improvements over periods up to 50 years. We amortize definite-lived intangible assets over their estimated useful lives up to 25 years.
We review long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If we determine that an impairment exists, any related impairment loss is calculated based on fair value. We base impairment losses on assets to be disposed of, if any, on the estimated proceeds to be received, less costs of disposal. We also review the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
We conduct a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require us to perform an interim review. We have the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If necessary, we will perform a single step quantitative impairment test. Additionally, we have the option to unconditionally bypass the qualitative assessment and perform a single step quantitative assessment. If the carrying value of a reporting unit that includes goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. We measure the amount of impairment loss as the difference between the carrying value and the fair value of a reporting unit; however, the amount of the impairment loss is limited to the total amount of goodwill allocated to a reporting unit. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, we consider the intangible asset impaired and reduce the carrying value to fair value in the period identified.
▪Derivative Financial Instruments: From time to time, we enter into derivatives to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. We use various types of derivative financial instruments, including forward contracts, options and swaps.
We record derivative financial instruments at fair value on the consolidated balance sheets as either assets or liabilities. We designate derivative financial instruments that qualify for hedge accounting as either fair value hedges, cash flow hedges or net investment hedges at the inception of the contracts. For fair value hedges, we record changes in the fair value of the derivative, as well as the offsetting changes in the fair value of the hedged item, in the consolidated statements of earnings each period. For cash flow hedges, we record changes in the fair value of the derivative each period in accumulated other comprehensive earnings (losses) and reclassify changes to the consolidated statements of earnings in the same periods in which operating results are affected by the respective hedged item. For net investment hedges, we record changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs for investments in foreign entities accounted for under the equity method of accounting. We classify cash flows from hedging instruments in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. We formally designate and document, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, we would no longer consider the hedge effective and would record all of the derivative gains and losses in the consolidated statement of earnings in the current period.

For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, we record changes in fair value in the consolidated statement of earnings each period. We do not enter into or hold derivative financial instruments for trading or speculative purposes.
▪Employee Benefit Plans: We provide a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
We recognize the funded status of our defined benefit pension and other postretirement plans on the consolidated balance sheets and record as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost (income). We subsequently amortize the gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) into net periodic benefit cost (income) in future years.
▪Environmental Costs: We are subject to laws and regulations relating to the protection of the environment. We provide for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. We adjust such accruals as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had a material adverse effect on our consolidated results of operations, capital expenditures, financial position or cash flows. See Note 19. Contingencies - Environmental Regulation.
▪Fair Value Measurements: We measure certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:
Level 1Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: We recognize a liability for the fair value of the obligation of qualifying guarantee activities. See Note 19. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
We determine deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. We determine the realizability of deferred tax assets based on the weight of all available positive and negative evidence. In reaching this determination, we consider the character of the assets and the possible sources of taxable income of the appropriate character within the available carryback and carryforward periods available under the tax law.
We recognize the financial statement benefit for uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We recognize accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes in our consolidated statements of earnings.
▪Inventories: We use the last-in, first-out (“LIFO”) method to determine the cost of the majority of our inventories. We determine the cost of the remaining inventories using the first-in, first-out (“FIFO”) and average cost methods. We record inventories that are measured using the LIFO method at the lower of cost or market. We state inventories that are measured using the FIFO and average cost methods at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco inventories as a current asset although part of such inventories, because of the duration of the curing and aging process, ordinarily would not be used within one year. We determined the cost of approximately 76% and 79% of our inventories at December 31, 2023 and 2022, respectively, using the LIFO method. The recorded LIFO amounts of our inventories were approximately $0.7 billion lower than the current cost of our inventories at December 31, 2023 and 2022.
▪Investments in Equity Securities: Investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. The election of the fair value option is irrevocable and is made on an investment by investment basis.

We elected to account for our investments in ABI and Cronos under the equity method of accounting. Our share of equity (income) losses and other adjustments associated with these investments are included in (income) losses from investments in equity securities in our consolidated statements of earnings. We report the carrying value for each of our investments in ABI and Cronos in investments in equity securities on our consolidated balance sheets. We report equity method investments accounted for under the equity method of accounting at cost and adjust these investments each period for our share of (income) losses and dividends paid, if any. We report our share of ABI’s and Cronos’s results using a one-quarter lag because results are not available in time for us to record them in the concurrent period. At the end of each reporting period, we review our investments accounted for under the equity method of accounting for impairment by comparing the fair value of each of our investments to their carrying value. If the carrying value of an investment exceeds its fair value and the loss in value is other than temporary, we consider the investment impaired, reduce its carrying value to its fair value and record the impairment in our consolidated statements of earnings in the period identified. We use certain factors to make this determination including (i) the duration and magnitude of the fair value decline, (ii) the financial condition and near-term prospects of the investee and (iii) our intent and ability to hold our investment until recovery to its carrying value.
See Note 7. Investments in Equity Securities for additional information on our accounting policy for our former investment in JUUL.
▪Litigation Contingencies and Costs: We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. We expense litigation defense costs as incurred and include these costs in marketing, administration and research costs in our consolidated statements of earnings. See Note 19. Contingencies.
▪Marketing Costs: Our businesses promote their products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. We make consumer engagement program payments to third parties. Our businesses expense these consumer engagement programs, which include event marketing, as incurred, and such expenses are included in marketing, administration and research costs in our consolidated statements of earnings. For interim reporting purposes, our businesses charge consumer engagement programs and certain consumer incentive expenses to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Our businesses generate substantially all of their revenue from sales contracts with customers. While our businesses enter into separate sales contracts with each customer for each product type, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. Our businesses satisfy all performance obligations within one year; therefore, we expense costs to obtain contracts as incurred and do not disclose unsatisfied performance obligations. There is no financing component because our businesses expect, at contract inception, that the period between when our businesses transfer product to the customer and when the customer pays for that product will be one year or less.
Our businesses define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. Our businesses exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale.
Our businesses recognize revenues from sales contracts with customers upon shipment of goods when control of such products is obtained by the customer. Our businesses determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. Our businesses account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in our consolidated statements of earnings. Our businesses record an allowance for returned goods, based principally on historical volume and return rates, which is included in other accrued liabilities on our consolidated balance sheets. Our businesses record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. We include expected payments for sales incentives in accrued marketing liabilities on our consolidated balance sheets.
Payment terms vary depending on product type. Our businesses consider payments received in advance of product shipment as deferred revenue, which we include in other accrued liabilities on our consolidated balance sheets until revenue is recognized. PM USA receives payment in advance of a customer obtaining control of the product. USSTC and Helix receive substantially all payments within one business day of a customer obtaining control of the product. NJOY receives substantially all payments within 30 days of a customer obtaining control of the product. We include amounts due from customers in receivables on our consolidated balance sheets.
▪Supplier Financing: We facilitate a voluntary supplier financing program under which participating suppliers may elect to sell receivables due from us to a third-party financial institution. Our payments are made on the terms originally negotiated with the supplier, and we have no economic interest in a supplier’s sale of a receivable. All outstanding balances under the supplier financing program are recorded in accounts payable on our consolidated balance sheets.

▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, us:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU 2022-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions	The guidance clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also specify required disclosures for equity securities subject to contractual sale restrictions.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023.	We do not expect our adoption of this guidance to have a material impact on our consolidated financial statements and related disclosures.
ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures	The guidance will require disclosure of incremental segment information on an annual and interim basis.	The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024.	We are in the process of evaluating the impact of this guidance on our consolidated financial statements and related disclosures.
ASU 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures	The guidance will require additional income tax disclosures, primarily related to the rate reconciliation and income taxes paid information.	The guidance is effective for fiscal years beginning after December 15, 2024.	We are in the process of evaluating the impact of this guidance on our consolidated financial statements and related disclosures.

Note 3. Acquisition of NJOY
On June 1, 2023, we acquired NJOY Holdings (“NJOY Transaction”), which provided us with full global ownership of NJOY’s e-vapor product portfolio, including NJOY ACE, currently the only pod-based e-vapor product with market authorizations from the U.S. Food and Drug Administration (“FDA”). The total consideration for the NJOY Transaction of approximately $2.9 billion, consisted of approximately $2.75 billion in cash payments (net of cash acquired) plus the fair value of up to $500 million in additional cash payments that are contingent on receipt of FDA authorizations with respect to certain NJOY products. The fair value of these contingent payments on the acquisition date and at December 31, 2023 was approximately $130 million, which is included in the total consideration.
We funded the NJOY Transaction cash payments through a combination of a $2.0 billion term loan facility, the issuance of commercial paper and available cash. For further discussion regarding the term loan facility, see Note 9. Short-Term Borrowings and Borrowing Arrangements.
We accounted for this acquisition as a business combination. NJOY’s financial position and results of operations beginning June 1, 2023 have been consolidated with our consolidated financial results and included in the all other category. See Note 16. Segment Reporting.
The fair value estimates of the assets acquired and liabilities assumed are preliminary and subject to adjustments during the measurement period (up to one year following the acquisition date). The primary areas of accounting for the NJOY Transaction that are not yet finalized relate to the fair value of certain intangible assets acquired, contingent liabilities, residual goodwill and any related tax impact. During the measurement period, we will adjust preliminary valuations assigned to assets and liabilities if new information is obtained about facts and circumstances that existed as of the NJOY Transaction date, that, if known, would have resulted in revised values for these items as of that date. The impact of all changes, if any, that do not qualify as measurement period adjustments will be included in current period earnings.

The following amounts represent the preliminary estimates for purchase price allocation to assets acquired and liabilities assumed in the NJOY Transaction, which will be finalized by the end of the measurement period:

(in millions)
Cash and cash equivalents	$22
Receivables	7
Inventories	19
Other assets	7
Property, plant and equipment	16
Other intangible assets:
Developed technology (amortizable)	1,000
Trademarks (amortizable)	230
Supplier agreements (amortizable)	180
Accounts payable	(7)
Accrued liabilities	(20)
Deferred income taxes	(167)
Total identifiable net assets	1,287
Total consideration	2,901
Goodwill	$1,614
The excess of the total consideration over the identifiable net assets acquired in the NJOY Transaction primarily reflects the value of future growth opportunities in the e-vapor category. None of the goodwill or other intangible assets is deductible for tax purposes.
The significant assumptions used in determining the preliminary fair values of the identifiable intangible assets included volume growth rates, operating margins, the assessment of acquired technology life cycles, discount rates, as well as other factors. We determined the preliminary fair values of the identifiable intangibles assets using an income approach. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow analyses, and thus are classified in Level 3 of the fair value hierarchy. We amortize the intangible assets over a weighted-average period of approximately 17 years.
In determining the estimated fair value of contingent payments, we made certain judgments, estimates and assumptions, the most significant of which was the likelihood of certain potential regulatory outcomes. Contingent payments are classified in Level 3 of the fair value hierarchy.
Costs incurred for the NJOY Transaction are recognized as expenses in the period in which the costs are incurred. For the year ended December 31, 2023, we incurred costs related to the NJOY Transaction of $72 million, substantially all of which were acquisition-related costs, consisting primarily of transaction costs and financing fees, which were included in corporate expense and interest and other debt expense, net, respectively, in our consolidated statement of earnings.

Note 4. Revenues from Contracts with Customers
We disaggregate net revenues based on product type. For further discussion, see Note 16. Segment Reporting.
We calculate substantially all cash discounts, offered to customers for prompt payment, as a flat rate per unit based on agreed-upon payment terms and record receivables net of the cash discounts on our consolidated balance sheets.
We record payments received by our businesses in advance of product shipment as deferred revenue. These payments are included in other accrued liabilities on our consolidated balance sheets until control of such products is obtained by the customer. Deferred revenue from contracts with customers was $258 million and $252 million at December 31, 2023 and 2022, respectively. When cash is received in advance of product shipment, our companies satisfy their performance obligations within three days of receiving payment. At December 31, 2023 and 2022, there were no differences between amounts recorded as deferred revenue from contracts with customers and amounts subsequently recognized as revenue.
Receivables were $71 million and $48 million at December 31, 2023 and 2022, respectively, which in 2022 excluded the receivable from the sale of the IQOS Tobacco Heating System (“IQOS System”) commercialization rights, discussed in Note 6. Goodwill and Other Intangibles, net. At December 31, 2023 and 2022, there were no expected differences between amounts recorded and subsequently received, and we did not record an allowance for credit losses against these receivables.
We record an allowance for returned goods, which is included in other accrued liabilities on our consolidated balance sheets. It is USSTC’s policy to accept authorized sales returns from its customers for products that have passed the freshness date printed on product packaging due to the limited shelf life of USSTC’s MST and snus products. We record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. We reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on our consolidated financial statements. All returned goods are destroyed upon return and not included in inventory. Consequently, we do not record an asset for USSTC’s right to recover goods from customers upon return.
Sales incentives include variable payments related to goods sold by our businesses. We include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:
▪Price promotion payments- We make price promotion payments, substantially all of which are made to our retail partners to incent the promotion of certain product offerings in select geographic areas.
▪Wholesale and retail participation payments- We make payments to our wholesale and retail partners to incent merchandising and sharing of sales data in accordance with our trade agreements.
These estimates primarily include estimated wholesale to retail sales volume and historical acceptance rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. Differences between actual and estimated payments are reflected in the period such information becomes available. These differences, if any, have not had a material impact on our consolidated financial statements.

Note 5. Supplier Financing
We facilitate a voluntary supplier financing program through a third-party intermediary under which participating suppliers may elect to sell receivables due from us to participating third-party financial institutions at the sole discretion of both the suppliers and the financial institutions (“Program”). Our responsibility is limited to making payment on the terms originally negotiated with our supplier, regardless of whether our supplier sells its receivable to a financial institution. We pay the third-party intermediary a nominal fee to administer the Program. Under the terms of the agreement with our third-party intermediary, ALCS has a direct obligation to pay the participating financial institutions or the participating suppliers when payment obligations are due, unless such obligations are satisfied by the applicable ALCS affiliate. Additionally, Altria guarantees the obligations of ALCS to those parties. We do not enter into agreements with any of the participating financial institutions in connection with the Program. The range of payment terms we negotiate with our suppliers is consistent, irrespective of whether a supplier participates in the Program. The payment terms that we have with our suppliers range up to 120 days.
We have no economic interest in a supplier’s sale of a receivable. Once a qualifying supplier elects to participate in the Program and reaches an agreement with a participating third-party financial institution, the qualifying supplier elects which individual invoices they sell to the financial institution.
All outstanding balances under the Program are recorded in accounts payable on our consolidated balance sheets, and the associated payments are included in operating activities within our consolidated statements of cash flows.
A reconciliation of the beginning and ending confirmed outstanding obligations was as follows:

For the Year Ended December 31, 2023
(in millions)
Confirmed outstanding obligations at beginning of year	$8
Invoices confirmed during the year	244
Confirmed invoices paid during the year	(133)
Confirmed outstanding obligations at end of year	$119

Note 6. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, were as follows at December 31:

	Goodwill		Other Intangible Assets, net
(in millions)	2023	2022	2023	2022
Smokeable products segment	$99	$99	$2,963	$2,989
Oral tobacco products segment	5,078	5,078	9,065	9,097
Other	1,614	—	1,658	298
Total	$6,791	$5,177	$13,686	$12,384

Other intangible assets consisted of the following at December 31:

	2023		2022
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,443	$—	$11,443	$—
Definite-lived intangible assets	2,841	598	1,411	470
Total other intangible assets	$14,284	$598	$12,854	$470
At December 31, 2023, substantially all of our indefinite-lived intangible assets consisted of (i) MST and snus trademarks of $8.8 billion, which consists of Copenhagen, Skoal and other MST and snus trademarks of $4.0 billion, $3.9 billion and $0.9 billion, respectively, from our 2009 acquisition of UST, and (ii) cigar trademarks of $2.6 billion from our 2007 acquisition of Middleton. Definite-lived intangible assets, consisting primarily of intellectual property (which includes developed technology), certain cigarette trademarks, e-vapor trademarks, customer relationships and supplier agreements, are amortized over a weighted-average period of approximately 18 years. Pre-tax amortization expense for definite-lived intangible assets, which includes the impact of the NJOY Transaction, during the years ended December 31, 2023, 2022 and 2021, was $128 million, $73 million and $72 million, respectively. We estimate our annual amortization expense for each of the next five years to be approximately $165 million, assuming no additional transactions occur that require the amortization of intangible assets or impacts of any measurement period adjustments related to the NJOY Transaction.
In July 2023, we received the remaining payment of approximately $1.8 billion (including interest) from Philip Morris International Inc. (“PMI”) as part of the 2022 agreement with PMI to, among other things, transition and ultimately conclude our relationship with respect to the IQOS System in the United States (“Remaining PMI Payment”). In 2022, we received $1.0 billion from PMI upon entering into the agreement. For the years ended December 31, 2023 and 2022, we recorded disposition-related interest income for the Remaining PMI Payment of $54 million and $21 million, respectively, in our consolidated statements of earnings. At December 31, 2023, our consolidated balance sheet included a pre-tax $2.7 billion deferred gain, which we expect to recognize in earnings when we relinquish our rights to the IQOS System effective April 30, 2024.
The changes in goodwill and net carrying amount of intangible assets were as follows:

	2023		2022
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$5,177	$12,384	$5,177	$12,306
Changes due to:
Acquisitions (1)	1,614	1,430	—	151
Amortization	—	(128)	—	(73)
Balance at December 31	$6,791	$13,686	$5,177	$12,384
(1) Substantially all of the 2023 amounts are attributable to the NJOY Transaction. For additional information regarding the NJOY Transaction, see Note 3. Acquisition of NJOY. The 2022 amounts are attributable to acquisitions of certain intellectual property related to other tobacco products, which included a $50 million non-cash contribution made by JTIUH to Horizon.
During 2023, 2022 and 2021, our annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges. At December 31, 2023 and 2022, there were no accumulated impairment losses related to goodwill. Based on our annual impairment analysis performed as of October 1, 2023, the estimated fair value of the Skoal trademark within the MST and snus products reporting unit, which was determined using a discounted cash flow model, exceeded its carrying value of $3.9 billion as of December 31, 2023 by approximately 6% ($0.2 billion). A hypothetical 1% increase to the discount rate used would have resulted in an impairment charge to the Skoal intangible asset of approximately $150 million during 2023.

Note 7. Investments in Equity Securities
The carrying amount of our current and former investments consisted of the following at December 31:

(in millions)	2023	2022
ABI	$9,676	$8,975
Cronos	335	375
JUUL	—	250
Total	$10,011	$9,600
(Income) losses from our current and former investments in equity securities consisted of the following:

	For the Years Ended December 31,
(in millions)	2023		2022		2021
ABI (1)	$(539)		$1,973		$5,564
Cronos (1)	46		213		415
(Income) losses from investments under equity method of accounting	(493)		2,186		5,979
JUUL	250	(2)	1,455	(3)	—
(Income) losses from investments in equity securities	$(243)		$3,641		$5,979
(1) Includes our share of amounts recorded by our investees and additional adjustments, if required, related to (i) the conversion from international financial reporting standards to GAAP and (ii) adjustments to our investments required under the equity method of accounting.
(2) Represents loss as a result of the disposition of our JUUL equity securities discussed below.
(3) Represents the estimated change in fair value. Prior to the disposition of our JUUL equity securities on March 3, 2023, we accounted for our former investment in JUUL as an investment in an equity security measured at fair value.
Investees’ summarized financial data for our equity method investments was as follows:

	For Altria’s Year Ended December 31,
	2023 (1)		2022 (1)		2021 (1)
(in millions)	ABI	Other Investments	ABI	Other Investments	ABI	Other Investments
Net revenues	$59,841	$87	$57,267	$947	$52,864	$1,313
Gross profit	$32,371	$9	$31,588	$525	$30,653	$757
Earnings (losses) from continuing operations	$7,956	$(105)	$7,879	$(521)	$7,434	$(800)
Net earnings (losses)	$7,956	$(108)	$7,879	$(521)	$7,434	$(800)
Net earnings (losses) attributable to equity investments	$6,284	$(108)	$5,838	$(520)	$5,780	$(798)

	At September 30,
	2023 (1)		2022 (1)
(in millions)	ABI	Other Investments	ABI	Other Investments
Current assets	$22,835	$918	$24,164	$963
Long-term assets	$188,003	$232	$182,087	$274
Current liabilities	$35,407	$31	$32,649	$38
Long-term liabilities	$91,791	$3	$96,497	$8
Noncontrolling interests	$11,231	$(3)	$11,778	$(3)
(1) Reflects a one-quarter lag. Other Investments reflect summarized financial data of Cronos, as well as JUUL’s financial data for the periods during which we accounted for our former investment in JUUL as an equity method investment under the fair value option.

Investment in ABI
At December 31, 2023, we had an approximate 10% ownership interest in ABI, consisting of 185 million restricted shares of ABI (“Restricted Shares”) and 12 million ordinary shares of ABI. Our Restricted Shares:
▪are unlisted and not admitted to trading on any stock exchange;
▪are convertible by us into ordinary shares of ABI on a one-for-one basis;
▪rank equally with ordinary shares of ABI with regards to dividends and voting rights; and
▪have director nomination rights with respect to ABI.
We have not elected to convert our Restricted Shares into ordinary shares of ABI.
We account for our investment in ABI under the equity method of accounting because we have the ability to exercise significant influence over the operating and financial policies of ABI, including having active representation on ABI’s board of directors and certain ABI board committees. Through this representation, we participate in ABI’s policy making processes.
We report our share of ABI’s results using a one-quarter lag because ABI’s results are not available in time for us to record them in the concurrent period.
The fair value of our investment in ABI is based on (i) unadjusted quoted prices in active markets for ABI’s ordinary shares and was classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets for the Restricted Shares and was classified in Level 2 of the fair value hierarchy. We can convert our Restricted Shares to ordinary shares at our discretion. Therefore, the fair value of each Restricted Share is based on the value of an ordinary share.
The fair value of our investment in ABI at December 31, 2023 and 2022 was $12.7 billion and $11.9 billion, respectively, which exceeded its carrying value of $9.7 billion and $9.0 billion by approximately 32% and 33%, respectively.
At September 30, 2022 and 2021, the fair value of our investment in ABI had declined below its carrying value by $2.5 billion and $6.2 billion or approximately 22% and 35%, respectively. We determined the declines in fair value to be other than temporary and recorded non-cash, pre-tax impairment charges of $2.5 billion and $6.2 billion during the third quarter of 2022 and 2021, respectively, which were recorded to (income) losses from investments in equity securities in our consolidated statements of earnings for the years ended December 31, 2022 and 2021, respectively.
At December 31, 2023, the carrying value of our investment in ABI exceeded its share of ABI’s net assets attributable to equity holders of ABI by approximately $2.5 billion. Substantially all of this difference is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
Investment in Cronos
At December 31, 2023, we had a 41.1% ownership interest in Cronos, consisting of 156.6 million shares, which we account for under the equity method of accounting. We report our share of Cronos’s results using a one-quarter lag because Cronos’s results are not available in time for us to record them in the concurrent period.
The fair value of our investment in Cronos is based on unadjusted quoted prices in active markets for Cronos’s common shares and was classified in Level 1 of the fair value hierarchy.
At December 31, 2023, the fair value of our investment in Cronos was less than its carrying value by $8 million or approximately 2%. Based on our evaluation of the duration and magnitude of the fair value decline, our evaluation of Cronos’s financial condition (including its cash position) and near-term prospects, and our intent and ability to hold our investment in Cronos until recovery, we concluded that the decline in fair value of our investment in Cronos below its carrying value is temporary and, therefore, no impairment was recorded.
At December 31, 2022, the fair value of our investment in Cronos exceeded its carrying value by $22 million or approximately 6%.
At June 30, 2022 and December 31, 2021, the fair value of our investment in Cronos was less than its carrying value by approximately 20% and 25%, respectively. We determined the declines in fair value to be other than temporary and recorded non-cash, pre-tax impairment charges of $107 million and $205 million in the second quarter of 2022 and the fourth quarter of 2021, respectively, which were recorded to (income) losses from investments in equity securities in our consolidated statements of earnings for years ended December 31, 2022 and 2021, respectively.
As part of our investment in Cronos, prior to December 15, 2022, we also owned a warrant that provided us the ability to purchase an additional approximate 10% of common shares of Cronos at a per share exercise price of Canadian dollar (“CAD”) $19.00, which would have expired on March 8, 2023. On December 15, 2022, we irrevocably abandoned the Cronos warrant, and we no longer owned the warrant as of December 31, 2022. For the years ended December 31, 2022 and 2021, we recorded $15 million and $148 million, respectively, representing non-cash, pre-tax unrealized losses on Cronos-related financial instruments, substantially all of which related to changes in the fair value of the Cronos warrant.

Former Investment in JUUL
In December 2018, we made an investment in JUUL for $12.8 billion and received a 35% economic interest in JUUL through non-voting shares, which we converted at our election into voting shares in November 2020, and a security convertible into additional non-voting or voting shares, as applicable, upon settlement or exercise of certain JUUL convertible securities. At the time of the investment, we agreed to non-competition obligations generally requiring that we participate in the e-vapor business only through JUUL. In September 2022, we exercised our option to be released from our JUUL non-competition obligations, resulting in (i) the permanent termination of our non-competition obligations to JUUL, (ii) the loss of our JUUL board designation rights (other than the right to designate one independent director so long as our ownership continued to be at least 10%), our preemptive rights, our consent rights and certain other rights with respect to our investment in JUUL and (iii) the conversion of our JUUL shares to single vote common stock, significantly reducing our voting power.
As discussed in Note 1. Background and Basis of Presentation, in March 2023 we entered into the Stock Transfer Agreement with JUUL under which we transferred to JUUL all of our beneficially owned JUUL equity securities and, in exchange, received the JUUL Heated Tobacco IP. In addition, all other agreements between us and JUUL were terminated or we were removed as parties thereto, other than certain litigation-related agreements and a license agreement relating to our non-trademark licensable intellectual property rights in the e-vapor field, which remain in force solely with respect to our e-vapor intellectual property as of or prior to March 3, 2023.
Following the conversion of certain non-voting shares of JUUL into voting shares in the fourth quarter of 2020, we elected to account for our investment in JUUL under the fair value option. As a result of our loss of certain rights due to our exercise of our option to be released from our JUUL non-competition obligations in the third quarter of 2022, we determined that we no longer had the ability to exercise significant influence over the operating and financial policies of JUUL. Therefore, we were no longer able to account for our investment in JUUL as an equity method investment. Beginning with the period ended September 30, 2022 and until March 3, 2023, when we transferred to JUUL all of our beneficially owned JUUL equity securities, we accounted for our former investment in JUUL as an investment in an equity security. Our consolidated statements of earnings include any changes in the estimated fair value of our former investment, which were calculated quarterly.
The following table provides a reconciliation of the beginning and ending balance of our former investment in JUUL, which was classified in Level 3 of the fair value hierarchy prior to the disposition of our JUUL equity securities:

(in millions)	Investment Balance
Balance at December 31, 2021	$1,705
Unrealized gains (losses) included in (income) losses from investments in equity securities	(1,455)
Balance at December 31, 2022	250
Non-cash, pre-tax (loss) on disposition included in (income) losses from investments in equity securities	(250)
Balance at December 31, 2023	$—
2023 Financial Activity
▪For the year ended December 31, 2023, we recorded a non-cash, pre-tax loss on the disposition of our JUUL equity securities of $250 million as a result of transferring to JUUL all of our beneficially owned JUUL equity securities pursuant to the Stock Transfer Agreement. Additionally, we considered specific facts and circumstances around the nature of the JUUL Heated Tobacco IP and determined that the fair value of such intellectual property was not material to our consolidated financial statements as of the date of the transaction. As a result, we did not record an asset associated with this intellectual property on our consolidated balance sheet. The primary drivers of this conclusion were (i) our rights to the JUUL Heated Tobacco IP being non-exclusive, (ii) there being no product or technology transferred to us associated with the JUUL Heated Tobacco IP and (iii) there being no connection between the JUUL Heated Tobacco IP and our current product development plans.
2022 Financial Activity
▪For the year ended December 31, 2022, we recorded non-cash, pre-tax unrealized losses of $1,455 million as a result of changes in the estimated fair value of our former investment in JUUL. The decrease in the estimated fair value was primarily driven by (i) a decrease in the likelihood of a favorable outcome from the FDA for JUUL’s products that were marketed in the United States, which had received marketing denial orders (“MDOs”) in June 2022 and were under additional administrative review at the time of our subsequent quarterly valuations, (ii) a decrease in the likelihood of JUUL maintaining adequate liquidity to fund projected cash needs, which could have resulted in JUUL seeking protection under bankruptcy or other insolvency laws, (iii) projections of higher operating expenses resulting in lower long-term operating margins, (iv) projections of lower JUUL revenues in the United States over time due to lower JUUL volume assumptions and (v) an increase in the discount rate due to changes in market factors, partially offset by the effect of passage of time on the projected cash flows.
We used an income approach to estimate the fair value of our former investment in JUUL. The income approach reflected the discounting of future cash flows for the U.S. and international markets at a rate of return that incorporated the risk-free rate for the use of those funds, the expected rate of inflation and the risks associated with realizing future cash flows.

In determining the estimated fair value of our former investment in JUUL, in 2022 and 2021, we made certain judgments, estimates and assumptions, the most significant of which were likelihood of certain potential regulatory and liquidity outcomes, sales volume, operating margins, discount rates and perpetual growth rates. All significant inputs used in the valuation were classified in Level 3 of the fair value hierarchy. Additionally, in determining these significant assumptions, we made judgments regarding the (i) likelihood of certain potential regulatory actions impacting the e-vapor category and specifically whether the FDA would ultimately authorize JUUL’s products, which had received the MDOs in June 2022 and were under additional administrative review at the time of our subsequent quarterly valuations; (ii) likelihood of JUUL maintaining adequate liquidity to fund projected cash needs, the absence of which could have resulted in JUUL seeking protection under bankruptcy or other insolvency laws; (iii) risk created by the number and types of legal cases pending against JUUL; (iv) expectations for the future state of the e-vapor category, including competitive dynamics; and (v) timing of international expansion plans. Due to these uncertainties, our future cash flow projections of JUUL were based on a range of scenarios that considered certain potential regulatory, liquidity and market outcomes.

Note 8. Financial Instruments
We enter into derivative financial instruments to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. We use various types of derivative financial instruments, including forward contracts, options and swaps. We do not enter into or hold derivative financial instruments for trading or speculative purposes.
Our investment in ABI, whose functional currency is the Euro, exposes us to foreign currency exchange risk on the carrying value of our investment. To manage this risk, we may designate certain foreign exchange contracts, including cross-currency swap contracts and forward contracts (collectively, “foreign currency contracts”), and Euro denominated unsecured long-term notes (“foreign currency denominated debt”) as net investment hedges of our investment in ABI.
At December 31, 2023 and 2022, we had no outstanding foreign currency contracts. When we have foreign currency contracts in effect, counterparties are domestic and international financial institutions. Under these contracts, we are exposed to potential losses in the event of non-performance by these counterparties. We manage our credit risk by entering into transactions with counterparties that have investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of each counterparty. The counterparty agreements contain provisions that require us to maintain an investment grade credit rating. In the event our credit rating falls below investment grade, counterparties to our foreign currency contracts can require us to post collateral.
The aggregate carrying value and fair value of our total long-term debt were as follows at December 31:

(in millions)	2023	2022
Carrying value	$26,233	$26,680
Fair value	24,373	22,928
Foreign currency denominated debt included in long-term debt:
Carrying value	3,303	4,540
Fair value	3,125	4,165
Our estimate of the fair value of our total long-term debt is based on observable market information derived from a third-party pricing source and is classified in Level 2 of the fair value hierarchy.
Net Investment Hedging
The pre-tax effects of our net investment hedges on accumulated other comprehensive losses were as follows:

	(Gain) Loss Recognized in Accumulated Other Comprehensive Losses
	For the Years Ended December 31,
(in millions)	2023	2022	2021
Foreign currency contracts	$—	$—	$(16)
Foreign currency denominated debt	108	(281)	(359)
Total	$108	$(281)	$(375)
In addition, we recognized a pre-tax (gain) of our net investment hedges of $(7) million on the foreign currency contracts for the year ended December 31, 2021 in our consolidated statement of earnings.
We recognized changes in the fair value of the foreign currency contracts and in the carrying value of the foreign currency denominated debt due to changes in the Euro to U.S. dollar exchange rate in accumulated other comprehensive losses related to ABI. We recognized gains on the foreign currency contracts arising from components excluded from effectiveness testing in interest and other debt expense, net in our consolidated statements of earnings based on an amortization approach.

Note 9. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2023 and 2022, we had no short-term borrowings.
In June 2023, we entered into a $2.0 billion term loan facility and borrowed the full amount available to fund a portion of the cash payments at the closing of the NJOY Transaction. In July 2023, upon receipt of the Remaining PMI Payment, we repaid the term loan facility in full. For additional information regarding the NJOY Transaction and the Remaining PMI Payment, see Note 3. Acquisition of NJOY and Note 6. Goodwill and Other Intangible Assets, net, respectively.
In October 2023, we entered into a new senior unsecured 5-year revolving credit agreement for borrowings of up to an aggregate principal amount of $3.0 billion (“Credit Agreement”) and terminated our prior credit agreement, which was scheduled to expire on August 1, 2025 (“Prior Credit Agreement”). Our Credit Agreement expires on October 24, 2028 and includes an option, subject to certain conditions, for us to extend our Credit Agreement for two additional one-year periods. We intend to use any borrowings under our Credit Agreement for general corporate purposes.
At December 31, 2023 and 2022, we had availability under our Credit Agreement and our Prior Credit Agreement, as applicable, for borrowings of up to an aggregate principal amount of $3.0 billion.
Pricing for interest and fees under our Credit Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt. We expect interest rates on borrowings under our Credit Agreement to be based on the Term Secured Overnight Financing Rate plus a percentage based on the higher of the ratings of our long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”). The applicable percentage for borrowings under our Credit Agreement at December 31, 2023 was 1.0% based on our long-term senior unsecured debt ratings on that date. Our Credit Agreement does not include any other rating triggers or any provisions that could require the posting of collateral.
Our Credit Agreement includes various covenants, one of which requires us to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2023, we were in compliance with our covenants in our Credit Agreement. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in our Credit Agreement, include certain adjustments.
PM USA guarantees any borrowings under our Credit Agreement and any amounts outstanding under our commercial paper program. For further discussion of PM USA’s guarantees, see Note 10. Long-Term Debt.

Note 10. Long-Term Debt
Our long-term debt consisted of the following at December 31:

(in millions)	2023	2022
USD notes, 2.350% to 10.200%, interest payable semi-annually, due through 2061 (1)	$22,888	$22,098
USD debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Euro notes, 1.700% to 3.125%, interest payable annually, due through 2031 (2)	3,303	4,540
	26,233	26,680
Less current portion of long-term debt	1,121	1,556
	$25,112	$25,124
(1) Weighted-average coupon interest rate of 4.5% and 4.4% at December 31, 2023 and 2022, respectively.
(2) Weighted-average coupon interest rate of 2.5% and 2.0% at December 31, 2023 and 2022, respectively.

At December 31, 2023, our outstanding long-term debt consisted of the following:

(in millions)
Type	Face Value	Interest Rate	Issuance	Maturity
USD notes	$776	4.000%	October 2013	January 2024
USD notes	$345	3.800%	February 2019	February 2024
USD notes	$750	2.350%	May 2020	May 2025
Euro notes	€750	1.700%	February 2019	June 2025
USD notes	$1,069	4.400%	February 2019	February 2026
USD notes	$500	2.625%	September 2016	September 2026
USD debenture	$42	7.750%	January 1997	January 2027
Euro notes	€1,000	2.200%	February 2019	June 2027
USD notes	$500	6.200%	November 2023	November 2028
USD notes	$1,906	4.800%	February 2019	February 2029
USD notes	$750	3.400%	May 2020	May 2030
Euro notes	€1,250	3.125%	February 2019	June 2031
USD notes	$1,750	2.450%	February 2021	February 2032
USD notes	$500	6.875%	November 2023	November 2033
USD notes	$177	9.950%	November 2008	November 2038
USD notes	$208	10.200%	February 2009	February 2039
USD notes	$2,000	5.800%	February 2019	February 2039
USD notes	$1,500	3.400%	February 2021	February 2041
USD notes	$900	4.250%	August 2012	August 2042
USD notes	$650	4.500%	May 2013	May 2043
USD notes	$1,800	5.375%	October 2013	January 2044
USD notes	$1,500	3.875%	September 2016	September 2046
USD notes	$2,500	5.950%	February 2019	February 2049
USD notes	$500	4.450%	May 2020	May 2050
USD notes	$1,250	3.700%	February 2021	February 2051
USD notes	$271	6.200%	February 2019	February 2059
USD notes	$1,000	4.000%	February 2021	February 2061
At December 31, 2023, aggregate maturities of our long-term debt were as follows:

(in millions)		Aggregate Maturities
2024		$1,121
2025		1,578
2026		1,569
2027		1,146
2028		500
Thereafter		20,542
		26,456
Less:	debt issuance costs	142
	debt discounts	81
		$26,233
At December 31, 2023 and 2022, accrued interest on long-term debt of $410 million and $411 million, respectively, was included in other accrued liabilities on our consolidated balance sheets.

For a discussion of the fair value of our long-term debt and the designation of our Euro denominated senior unsecured notes as a net investment hedge of our investment in ABI, see Note 8. Financial Instruments.
▪Long-Term Debt Activity: In November 2023, we issued USD denominated senior unsecured notes in the aggregate principal amount of $1.0 billion. The net proceeds from the notes are being used for general corporate purposes. The notes contain the following terms:
▪$0.5 billion at 6.200%, due 2028, interest payable semiannually beginning May 1, 2024; and
▪$0.5 billion at 6.875%, due 2033, interest payable semiannually beginning May 1, 2024.
In February and May 2023, respectively, we repaid in full the aggregate principal amounts at maturity of the following:
▪$1.3 billion (€1.25 billion) of our senior unsecured Euro denominated notes at 1.000%; and
▪$218 million of our senior unsecured notes at 2.950%.
In January 2024, we repaid in full our 4.000% senior unsecured notes in the aggregate principal amount of $776 million at maturity.
All of our notes are senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness. Following the occurrence of both (i) a change of control of Altria and (ii) the notes ceasing to be rated investment grade by each of Moody’s, S&P and Fitch Ratings Inc., we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
▪2021 Debt Tender Offers and Redemption: During the first quarter of 2021, we (i) completed debt tender offers to purchase for cash certain of our senior unsecured notes in an aggregate principal amount of $4,042 million and (ii) redeemed all of our outstanding 3.490% senior unsecured notes due to mature in 2022 in the aggregate principal amount of $1.0 billion. As a result of the debt tender offers and redemption, during the first quarter of 2021, we recorded pre-tax losses on early extinguishment of debt of $649 million, which included premiums and fees of $623 million and the write-off of unamortized debt discounts and debt issuance costs of $26 million.
▪PM USA Guarantees: PM USA (“Guarantor”), which is a 100% owned subsidiary of Altria Group, Inc. (“Parent”), has guaranteed the Parent’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (“Guarantees”). Pursuant to the Guarantees, the Guarantor fully and unconditionally guarantees, as primary obligor, the payment and performance of the Parent’s obligations under the guaranteed debt instruments (“Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that the Guarantor guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of the Guarantor under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or the Guarantor.
The Parent is a holding company; therefore, its access to the operating cash flows of its subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. Neither the Guarantor nor other subsidiaries of the Parent that are not guarantors of the Obligations are limited by contractual obligations on their ability to pay cash dividends or make other distributions with respect to their equity interests.

Note 11. Capital Stock
At December 31, 2023, we had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock consisted of the following:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2020	2,805,961,317	(947,542,152)	1,858,419,165
Stock award activity	—	412,569	412,569
Repurchases of common stock	—	(35,656,116)	(35,656,116)
Balances, December 31, 2021	2,805,961,317	(982,785,699)	1,823,175,618
Stock award activity	—	514,816	514,816
Repurchases of common stock	—	(38,156,312)	(38,156,312)
Balances, December 31, 2022	2,805,961,317	(1,020,427,195)	1,785,534,122
Stock award activity	—	676,495	676,495
Repurchases of common stock	—	(22,748,842)	(22,748,842)
Balances, December 31, 2023	2,805,961,317	(1,042,499,542)	1,763,461,775
At December 31, 2023, we had 25,422,465 shares of common stock reserved for stock-based awards under our stock plans.
At December 31, 2023, we had 10 million authorized shares of serial preferred stock, $1.00 par value; no shares of serial preferred stock have been issued.
▪Dividends: In the third quarter of 2023, our Board of Directors (“Board of Directors” or “Board”) approved a 4.3% increase in the quarterly dividend rate to $0.98 per share of our common stock versus the previous rate of $0.94 per share. The current annualized dividend rate is $3.92 per share. Future dividend payments remain subject to the discretion of our Board.
▪Share Repurchases: In January 2021, our Board of Directors authorized a $2.0 billion share repurchase program that it expanded to $3.5 billion in October 2021 (as expanded, “January 2021 share repurchase program”). We completed the January 2021 share repurchase program in December 2022.
In January 2023, our Board of Directors authorized a $1.0 billion share repurchase program (“January 2023 share repurchase program”). We completed the January 2023 share repurchase program in December 2023.
In January 2024, our Board of Directors authorized a new $1.0 billion share repurchase program, which we expect to complete by December 31, 2024. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Our total share repurchase activity was as follows for the years ending December 31:

	January 2023 Share Repurchase Program	January 2021 Share Repurchase Program
(in millions, except per share data)	2023	2022	2021	Total
Total number of shares repurchased	22.7	38.1	35.7	73.8
Aggregate cost of shares repurchased	$1,000	$1,825	$1,675	$3,500
Average price per share of shares repurchased	$43.96	$47.83	$46.97	$47.42

Note 12. Stock Plans
In 2020, our Board of Directors adopted, and shareholders approved, the Altria Group, Inc. 2020 Performance Incentive Plan (“2020 Plan”) under which we may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other stock-based awards, as well as cash-based annual and long-term incentive awards to our employees. Any awards granted under the 2020 Plan may be in the form of performance-based awards, including PSUs subject to the achievement or satisfaction of performance goals and performance cycles. We may issue up to 25 million shares of common stock under the 2020 Plan. In addition, under the 2015 Stock Compensation Plan for Non-Employee Directors (“Directors Plan”), we may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria.
At December 31, 2023, we had 20,432,234 and 589,927 shares available to be granted under the 2020 Plan and the Directors Plan, respectively.

▪RSUs: During the vesting period, RSUs include nonforfeitable rights to dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. RSUs are subject to forfeiture if certain employment conditions are not met. We estimate the number of awards expected to be forfeited and adjust this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. RSUs generally vest three years after the grant date.
We amortize to expense ratably over the restriction period, which is generally three years, the fair value of the RSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to RSUs for the years ended December 31, 2023, 2022 and 2021 of $47 million, $41 million and $34 million, respectively. We recorded a deferred tax benefit related to this compensation expense of $12 million, $10 million and $9 million for the years ended December 31, 2023, 2022 and 2021, respectively. The unamortized compensation expense related to RSUs was $77 million at December 31, 2023, which we expect to be recognized over a weighted-average period of approximately two years.
RSU activity was as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2022	3,257,795	$46.90
Granted	1,208,405	$46.38
Vested	(886,237)	$46.40
Forfeited	(107,162)	$47.04
Balance at December 31, 2023	3,472,801	$46.84
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2023, 2022 and 2021 was $56 million, $59 million and $48 million, respectively, or $46.38, $49.22 and $45.22 per RSU, respectively. The total vesting date fair value of RSUs that vested during the years ended December 31, 2023, 2022 and 2021 was $40 million, $29 million and $19 million, respectively.
▪PSUs: We granted an aggregate of 255,601, 215,205 and 229,494 of PSUs during 2023, 2022 and 2021, respectively. The payout of the PSUs is based on the extent to which we achieve certain performance measures over the three-year performance period. Performance measures consist of our adjusted diluted earnings per share compounded annual growth rate and a cash conversion measure. Additionally, the payout resulting from the performance measures is then adjusted up or down by a total shareholder return (“TSR”) performance multiplier, which depends on our relative TSR to a predetermined peer group. PSUs are subject to forfeiture if certain employment conditions are not met. At December 31, 2023, we had 713,467 PSUs outstanding, with a weighted-average grant date fair value of $49.22 per PSU. We amortize to expense over the performance period the fair value of PSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to PSUs for the years ended December 31, 2023, 2022 and 2021 of $11 million, $9 million and $6 million, respectively. The unamortized compensation expense related to PSUs was $15 million at December 31, 2023.

Note 13. Earnings per Share
We calculated basic and diluted earnings per share (“EPS”) using the following:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Net earnings	$8,130	$5,764	$2,475
Less: Distributed and undistributed earnings attributable to share-based awards	(17)	(13)	(11)
Earnings for basic and diluted EPS	$8,113	$5,751	$2,464

Weighted-average shares for basic and diluted EPS	1,777	1,804	1,845
Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in our EPS calculation pursuant to the two-class method.

Note 14. Other Comprehensive Earnings/Losses
Changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria were as follows:

(in millions)	Benefit Plans	ABI		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2020	$(2,420)	$(1,938)		$17	$(4,341)
Other comprehensive earnings (losses) before reclassifications	961	627		25	1,613
Deferred income taxes	(245)	(141)		—	(386)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	716	486		25	1,227

Amounts reclassified to net earnings	122	(76)		35	81
Deferred income taxes	(30)	16		(9)	(23)
Amounts reclassified to net earnings, net of deferred income taxes	92	(60)		26	58

Other comprehensive earnings (losses), net of deferred income taxes	808	426	(1)	51	1,285
Balances, December 31, 2021	(1,612)	(1,512)		68	(3,056)
Other comprehensive earnings (losses) before reclassifications	145	275		(33)	387
Deferred income taxes	(35)	(65)		—	(100)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	110	210		(33)	287

Amounts reclassified to net earnings	88	(85)		(1)	2
Deferred income taxes	(22)	18		—	(4)
Amounts reclassified to net earnings, net of deferred income taxes	66	(67)		(1)	(2)

Other comprehensive earnings (losses), net of deferred income taxes	176	143	(1)	(34)	285
Balances, December 31, 2022	(1,436)	(1,369)		34	(2,771)
Other comprehensive earnings (losses) before reclassifications	(48)	178		(28)	102
Deferred income taxes	9	(35)		9	(17)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(39)	143		(19)	85

Amounts reclassified to net earnings	(26)	39		—	13
Deferred income taxes	8	(8)		—	—
Amounts reclassified to net earnings, net of deferred income taxes	(18)	31		—	13

Other comprehensive earnings (losses), net of deferred income taxes	(57)	174	(1)	(19)	98
Balances, December 31, 2023	$(1,493)	$(1,195)		$15	$(2,673)
(1) Primarily reflects our share of ABI’s currency translation adjustments and the impact of our designated net investment hedges related to our investment in ABI. For further discussion of designated net investment hedges, see Note 8. Financial Instruments.

Pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings were as follows:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Benefit Plans: (1)
Net loss	$8	$127	$163
Prior service cost (credit)	(34)	(39)	(41)
	(26)	88	122
ABI (2)	39	(85)	(76)
Currency Translation Adjustments and Other (3)	—	(1)	35
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$13	$2	$81
(1) Amounts are included in net periodic benefit income, excluding service cost. For further details, see Note 17. Benefit Plans.
(2) Amounts are included in (income) losses from investments in equity securities. For further information, see Note 7. Investments in Equity Securities.
(3) 2021 amounts are included in marketing, administration and research costs and are related to the Ste. Michelle Transaction.

Note 15. Income Taxes
In August 2022, the U.S. Government enacted legislation commonly referred to as the Inflation Reduction Act that became effective January 1, 2023. The main provisions of the Inflation Reduction Act that impact us are: (i) a 15% corporate alternative minimum tax (“Corporate AMT”) and (ii) a 1% excise tax on share repurchases, which is recorded in equity on our consolidated statements of stockholders’ equity (deficit).
We are considered an “applicable corporation” for purposes of Corporate AMT. We expect our regular federal income tax liability will generally exceed our Corporate AMT liability; however, certain unique circumstances may result in our Corporate AMT liability exceeding our regular federal income tax liability, including when tax losses are reported in a different year than book losses. For the year ended December 31, 2023, we made estimated payments based on a Corporate AMT liability as a result of tax losses we intend to claim related to our former investment in JUUL, as discussed below.
Earnings (losses) before income taxes and provision (benefit) for income taxes consisted of the following:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Earnings (losses) before income taxes:
United States	$10,971	$7,628	$4,239
Outside United States	(43)	(239)	(415)
Total	$10,928	$7,389	$3,824
Provision (benefit) for income taxes:
Current:
Federal	$2,346	$1,968	$1,965
State and local	681	603	542
Outside United States	1	1	2
	3,028	2,572	2,509
Deferred:
Federal	(133)	(893)	(1,190)
State and local	(97)	(54)	30
	(230)	(947)	(1,160)
Total provision for income taxes	$2,798	$1,625	$1,349
Our U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2017 and forward, with years 2017 through 2020 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. State statutes of limitations will also generally remain open for the year 2017 and forward. Certain of our state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending unrecognized tax benefits was as follows:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Balance at beginning of year	$69	$53	$74
Additions based on tax positions related to the current year	1,548	1	—
Additions for tax positions of prior years	—	16	40
Reductions for tax positions due to lapse of statutes of limitations	—	—	(5)
Reductions for tax positions of prior years	(6)	—	(23)
Tax settlements	(3)	(1)	(33)
Balance at end of year	$1,608	$69	$53
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2023, was $35 million, along with $1,573 million affecting deferred taxes, a portion of which would also impact the effective tax rate due to the release of a valuation allowance, as discussed below. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2022, was $44 million, along with $25 million affecting deferred taxes.
For the year ended December 31, 2023, we recognized a $6.4 billion ordinary loss for cash tax purposes with respect to a portion of our tax basis associated with our former investment in JUUL. For financial statement purposes, we fully reserved for the tax benefit associated with this ordinary loss by recording an unrecognized tax benefit, pending the IRS’s review of our tax position. We recorded a tax benefit associated with the ordinary loss of $1,505 million and a reduction to our current income taxes payable. We also recorded a $1,548 million increase in a long-term liability for unrecognized tax benefits related to this tax position, partially offset by a $43 million deferred federal benefit for state taxes. There was no impact to our consolidated statement of earnings. In addition, the $1,548 million increase in unrecognized tax benefits was partially offset by $428 million associated with an indirect deferred tax benefit caused by our estimated Corporate AMT credit carryforward, resulting in a net increase of $1,120 million in other liabilities on our consolidated balance sheet at December 31, 2023. If recognized for financial statement purposes in a future period, this unrecognized tax benefit would impact the effective tax rate due to the release of a valuation allowance against this temporary difference.
At December 31, 2023, 2022 and 2021, the amount of accrued interest and penalties on our consolidated balance sheets was $36 million, $18 million and $11 million, respectively. For the years ended December 31, 2023, 2022 and 2021, we recognized in our consolidated statements of earnings $20 million, $8 million and $(4) million, respectively, of gross interest (income) expense and penalties associated with uncertain tax positions. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
We are subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the differences between tax positions we have taken or expect to take on income tax returns and the amounts recognized in our financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within our control. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $15 million.

A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings before income taxes was as follows:

	For the Years Ended December 31,
	2023		2022		2021
(dollars in millions)	$	%	$	%	$	%
U.S. federal statutory rate	$2,295	21.0%	$1,552	21.0%	$803	21.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	463	4.2	435	5.9	451	11.8
Tax basis in foreign investments	34	0.3	11	0.1	25	0.7
Uncertain tax positions	8	0.1	—	—	(25)	(0.7)
Investment in ABI	(37)	(0.3)	(24)	(0.3)	(16)	(0.4)
Investment in JUUL	53	0.5	306	4.1	7	0.2
Investment in Cronos	11	0.1	30	0.4	128	3.3
Valuation allowance releases	—	—	(664)	(9.0)	(15)	(0.4)
Other	(29)	(0.3)	(21)	(0.2)	(9)	(0.2)
Effective tax rate	$2,798	25.6%	$1,625	22.0%	$1,349	35.3%
The tax provision (benefit) in 2023 included state tax expense, net of federal benefit, of $463 million and tax expense of $53 million for a valuation allowance recorded against a deferred tax asset related to the disposition of our former investment in JUUL.
The tax provision (benefit) in 2022 included tax benefits of $664 million due primarily to the release of valuation allowances related to the anticipated ability to utilize a portion of existing capital losses. These tax benefits were partially offset by tax expense of $306 million for a valuation allowance recorded against a deferred tax asset related to the decreases in the estimated fair value of our former investment in JUUL and by the state tax treatment of the impairment charge on our investment in ABI.
The tax provision (benefit) in 2021 was impacted by the state tax treatment of the impairment charge on our investment in ABI. The tax provision (benefit) in 2021 also included net tax expense of $128 million related to our investment in Cronos, including an addition to a valuation allowance on a deferred tax asset.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31:

(in millions)	2023	2022
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$302	$303
Settlement charges	644	729
JUUL related losses	2,028	3,001
Investment in Cronos	397	407
IQOS deferred gain	691	—
Net operating losses and tax credit carryforwards	217	31
Other	125	—
Total deferred income tax assets	4,404	4,471
Deferred income tax liabilities:
Property, plant and equipment	(237)	(233)
Intangible assets	(3,210)	(2,849)
Investment in ABI	(1,391)	(1,226)
Accrued pension costs	(81)	(70)
Other	—	(115)
Total deferred income tax liabilities	(4,919)	(4,493)
Valuation allowances	(2,256)	(2,800)
Net deferred income tax liabilities	$(2,771)	$(2,822)

At December 31, 2023, we had estimated gross federal, state and foreign tax net operating losses (“NOLs”) of $644 million, $700 million and $38 million, respectively. The federal NOLs and a majority of the foreign NOLs have indefinite carryforward periods. If not used, a majority of the state NOLs will expire in 2039 through 2043.
A reconciliation of the beginning and ending valuation allowances was as follows:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Balance at beginning of year	$2,800	$3,097	$2,817
Additions to valuation allowance charged to income tax expense	114	429	401
Reductions to valuation allowance credited to income tax benefit	(6)	(730)	(118)
Foreign currency translation	(1)	4	(3)
Additions to valuation allowance due to NJOY Transaction (no impact to earnings)	12	—	—
Reductions to valuation allowance offset to deferred tax asset (no impact to earnings)	(663)	—	—
Balance at end of year	$2,256	$2,800	$3,097
We determine deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. We determine the realizability of deferred tax assets based on the weight of all available positive and negative evidence. In reaching this determination, we consider the character of the assets and the possible sources of taxable income of the appropriate character within the available carryback and carryforward periods available under the tax law. As has occurred in prior periods, there is a potential that sufficient positive evidence may be available in future periods to cause us to reduce or eliminate the valuation allowance on certain deferred tax assets. That change to the valuation allowance would result in the recognition of previously unrecognized deferred tax assets and a decrease in income tax expense in the period the release is recorded.
The additions to valuation allowances during 2023 were primarily due to deferred tax assets recorded in connection with our former investment in JUUL. The reductions to valuation allowances during 2023 were primarily due to the reduction of a deferred tax asset for the portion of our JUUL capital losses that is now part of our tax basis in the shares of a foreign subsidiary. This outside basis difference of the foreign subsidiary is not recognized as a deferred tax asset since we do not expect the temporary difference to reverse in the foreseeable future. The cumulative valuation allowance at December 31, 2023 was primarily attributable to deferred tax assets recorded in connection with our tax basis in the shares of a domestic subsidiary ($1,808 million) and our investment in Cronos ($397 million).
The additions to valuation allowances during 2022 were primarily due to deferred tax assets recorded in connection with decreases in the estimated fair value of our former investment in JUUL. The reductions to valuation allowances during 2022 were primarily due to the anticipated ability to utilize a portion of existing losses related to our former investment in JUUL and the abandonment of our Cronos warrant. The cumulative valuation allowance at December 31, 2022 was primarily attributable to deferred tax assets recorded in connection with our former investment in JUUL ($2,394 million) and our investment in Cronos ($379 million).
The changes in valuation allowances during 2021 were primarily due to deferred tax assets recorded in connection with our investment in Cronos. The cumulative valuation allowance at December 31, 2021 was primarily attributable to deferred tax assets recorded in connection with our former investment in JUUL ($2,652 million) and our investment in Cronos ($407 million).
For a discussion regarding our former investment in JUUL, the impairment of our investment in ABI and our investment in Cronos, see Note 7. Investments in Equity Securities.

Note 16. Segment Reporting
At December 31, 2023 our reportable segments were (i) smokeable products, consisting of combustible cigarettes manufactured and sold by PM USA, and machine-made large cigars and pipe tobacco manufactured and sold by Middleton; and (ii) oral tobacco products, consisting of MST and snus products manufactured and sold by USSTC, and oral nicotine pouches manufactured and sold by Helix.
Our all other category included (i) the financial results of NJOY (beginning June 1, 2023); (ii) Horizon; (iii) Helix ROW; (iv) our former financial services business, which completed the wind-down of its portfolio of finance assets in 2022; and (v) the IQOS System heated tobacco business.
Prior to the sale of our wine business on October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. For further discussion, see Note 1. Background and Basis of Presentation.

Our chief operating decision maker (“CODM”) reviews operating companies income (loss) (“OCI”) to evaluate the performance of, and allocate resources to, our segments. OCI for our segments is defined as operating income before general corporate expenses and amortization of intangibles. Interest and other debt expense, net, along with net periodic benefit income, excluding service cost, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by our CODM. We do not disclose information about total assets by segment because such information is not reported to or used by our CODM. Substantially all of our long-lived assets were located in the United States at December 31, 2023. Segment goodwill and other intangible assets, net, are disclosed in Note 6. Goodwill and Other Intangible Assets, net. The accounting policies of the segments were the same at December 31, 2023 as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Net revenues:
Smokeable products	$21,756	$22,476	$22,866
Oral tobacco products	2,667	2,580	2,608
Wine	—	—	494
All other	60	40	45
Net revenues	$24,483	$25,096	$26,013
Earnings before income taxes:
OCI:
Smokeable products	$10,670	$10,688	$10,394
Oral tobacco products	1,722	1,632	1,659
Wine	—	—	21
All other	(74)	(36)	(97)
Amortization of intangibles	(128)	(73)	(72)
General corporate expenses	(643)	(292)	(345)
Operating income	11,547	11,919	11,560
Interest and other debt expense, net	989	1,058	1,162
Loss on early extinguishment of debt	—	—	649
Net periodic benefit income, excluding service cost	(127)	(184)	(202)
(Income) losses from investments in equity securities	(243)	3,641	5,979
Loss on Cronos-related financial instruments	—	15	148
Earnings before income taxes	$10,928	$7,389	$3,824
The smokeable products segment included net revenues of $20,665 million, $21,457 million and $21,877 million for the years ended December 31, 2023, 2022 and 2021, respectively, related to cigarettes and net revenues of $1,091 million, $1,019 million and $989 million for the years ended December 31, 2023, 2022 and 2021, respectively, related to cigars.
Substantially all of our net revenues for the years ended December 31, 2023, 2022 and 2021 were from sales generated in the United States. PM USA, USSTC, Helix, Middleton and NJOY’s customer, Performance Food Group Company, accounted for approximately 25%, 24% and 23% of our consolidated net revenues for the years ended December 31, 2023, 2022 and 2021, respectively. In addition, McLane Company, Inc., accounted for approximately 23% of our consolidated net revenues for the years ended December 31, 2023, 2022 and 2021. Substantially all of these net revenues were reported in the smokeable products and oral tobacco products segments. No other customer accounted for more than 10% of our consolidated net revenues for the years ended December 31, 2023, 2022 and 2021.

Details of our depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Depreciation expense:
Smokeable products	$73	$87	$80
Oral tobacco products	37	33	34
Wine	—	—	27
General corporate and other	34	33	31
Total depreciation expense	$144	$153	$172
Capital expenditures:
Smokeable products	$77	$68	$48
Oral tobacco products	59	90	43
Wine	—	—	12
General corporate and other	60	47	66
Total capital expenditures	$196	$205	$169
The comparability of OCI for our reportable segments was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: We recorded pre-tax income for NPM adjustment items as follows:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Smokeable products segment	$(29)	$(63)	$(53)
Interest and other debt expense, net	(21)	(5)	(23)
Total	$(50)	$(68)	$(76)
We recorded the amounts in the table shown above for the smokeable products segment as reductions to cost of sales in our consolidated statements of earnings, which resulted in increased OCI in our smokeable products segment. NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the Master Settlement Agreement (“NPM Adjustment Items”). For additional information, see Health Care Cost Recovery Litigation in Note 19. Contingencies.
▪Tobacco and Health and Certain Other Litigation Items: We recorded pre-tax charges related to tobacco and health and certain other litigation items as follows:

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Smokeable products segment	$69	$101	$83
General corporate expenses	350	27	90
Interest and other debt expense, net	11	3	9
Total	$430	$131	$182
We recorded the amounts shown in the table above for the smokeable products segment and general corporate expenses in marketing, administration and research costs in our consolidated statements of earnings. For further discussion, see Note 19. Contingencies.
▪Ste. Michelle Transaction: We recorded pre-tax disposition-related costs of $51 million for the year ended December 31, 2021 in our former wine segment, which consisted of a pre-tax charge of $41 million to record the assets and liabilities associated with the Ste. Michelle Transaction at their fair value less costs to sell and $10 million of other disposition-related costs. We included these costs in marketing, administration and research costs in our consolidated statements of earnings.
▪Acquisition-Related Costs: We recorded pre-tax acquisition-related costs of $37 million for the year ended December 31, 2021 in our oral tobacco products segment primarily for the settlement of an arbitration related to the 2019 on! transaction. We included these costs in marketing, administration and research costs in our consolidated statements of earnings.

Note 17. Benefit Plans
Our subsidiaries sponsor noncontributory defined benefit pension plans covering certain employees of Altria and our subsidiaries. Employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. We also provide postretirement health care and other benefits to certain retired employees.
We measure the plan assets and benefit obligations of our pension plans and postretirement plans at December 31 of each year.
We base the discount rates for our plans on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.
▪Obligations and Funded Status: Benefit obligations, plan assets and funded status for our pension and postretirement plans were as follows at December 31:

	Pension		Postretirement
(in millions)	2023	2022	2023	2022
Change in benefit obligation:
Benefit obligation at beginning of year	$6,292	$8,544	$1,275	$1,688
Service cost	39	64	15	23
Interest cost	333	206	65	41
Benefits paid	(460)	(462)	(96)	(87)
Actuarial (gains) losses	224	(2,060)	(10)	(392)
Plan amendments	—	—	(3)	2
Benefit obligation at end of year	6,428	6,292	1,246	1,275
Change in plan assets:
Fair value of plan assets at beginning of year	6,603	8,793	122	185
Actual return on plan assets	612	(1,748)	13	(35)
Employer contributions	20	20	—	—
Benefits paid	(460)	(462)	(33)	(28)
Fair value of plan assets at end of year	6,775	6,603	102	122
Funded status at December 31	$347	$311	$(1,144)	$(1,153)
Amounts recognized on our consolidated balance sheets:
Other assets	$506	$469	$—	$—
Other accrued liabilities	(29)	(25)	(65)	(70)
Accrued pension costs	(130)	(133)	—	—
Accrued postretirement health care costs	—	—	(1,079)	(1,083)
	$347	$311	$(1,144)	$(1,153)
The table above presents the projected benefit obligation for our pension plans. The accumulated benefit obligation, which represents benefits earned to date, for our pension plans was $6.3 billion and $6.1 billion at December 31, 2023 and 2022, respectively.
Actuarial losses for our pension plans for the year ended December 31, 2023 were due primarily to a lower discount rate. Actuarial gains for our postretirement plans for the year ended December 31, 2023 were due primarily to a planned change in healthcare provider and other items, partially offset by actuarial losses attributable to a lower discount rate. Actuarial gains for the year ended December 31, 2022 for our pension and postretirement plans were due primarily to a higher discount rate.
For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2023 and 2022, our accumulated benefit obligation was $142 million and $134 million, respectively. Additionally, at December 31, 2023 and 2022, there were no plan assets for these plans.
For pension plans with projected benefit obligations in excess of plan assets at December 31, 2023 and 2022, our projected benefit obligation was $159 million and $158 million, respectively. Additionally, at December 31, 2023 and 2022, there were no plan assets for these plans.
At December 31, 2023 and 2022, our accumulated postretirement benefit obligations were in excess of plan assets for all postretirement plans.

We used the following assumptions to determine our pension and postretirement benefit obligations at December 31:

	Pension		Postretirement
	2023	2022	2023	2022
Discount rate	5.3%	5.6%	5.2%	5.6%
Rate of compensation increase - long-term	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.5	6.5
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2031	2028
▪Components of Net Periodic Benefit Cost (Income): Net periodic benefit cost (income) consisted of the following for the years ended December 31:

	Pension			Postretirement
(in millions)	2023	2022	2021	2023	2022	2021
Service cost	$39	$64	$68	$15	$23	$20
Interest cost	333	206	184	65	41	38
Expected return on plan assets	(485)	(493)	(522)	(8)	(13)	(14)
Amortization:
Net loss (gain)	4	96	131	(2)	18	22
Prior service cost (credit)	6	6	5	(40)	(45)	(46)
Net periodic benefit cost (income)	$(103)	$(121)	$(134)	$30	$24	$20
The following assumptions were used to determine our net periodic benefit cost (income) for the years ended December 31:

	Pension			Postretirement
	2023	2022	2021	2023	2022	2021
Discount rates:
Service cost	5.7%	3.2%	3.1%	5.7%	3.2%	3.1%
Interest cost	5.5	2.5	2.0	5.5	2.5	2.0
Expected rate of return on plan assets	6.1	6.1	6.6	7.4	7.7	7.7
Rate of compensation increase - long-term	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	6.5	6.5	6.5
▪Defined Contribution Plans: We sponsor tax-qualified defined contribution plans covering certain salaried and hourly (non-union and union) employees. Contributions and costs are determined generally as a percentage of earnings, as defined by our plans. Amounts charged to expense for these defined contribution plans totaled $109 million, $91 million and $90 million in 2023, 2022 and 2021, respectively.
▪Pension and Postretirement Plan Assets: In managing our pension assets, we implement a liability-driven investment framework that aligns plan assets with liabilities. The current equity/fixed income target allocation of 20%/80% is designed to balance pension liability hedging and asset growth in order to maintain our plan’s funded status and cover incremental service accruals and interest cost. Liability hedging is achieved through investing in rate-sensitive fixed income securities, primarily corporate bonds and U.S. Treasuries, while growth assets are comprised of publicly traded equity securities.
Our investment strategy for our postretirement plan assets is intended to maximize our total asset return based on the expectation that equity securities will outperform debt securities over the long term and reflects the maturity structure of our benefit obligation. The equity/fixed income target allocation for postretirement plan assets is 55%/45%.
We believe that we implement these investment strategies in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities.

The actual composition of our plan assets at December 31, 2023 was broadly characterized with the following allocation:

	Pension		Postretirement
Equity securities	18%		53%
Corporate bonds	57%		31%
U.S. Treasury and foreign government securities and all other investments	25%	(1)	16%
(1) Amount includes U.S Treasury and foreign government securities (19%) and asset backed securities and all other investments (6%).
Our pension and postretirement plan asset performance is monitored on an ongoing basis to adjust the mix as necessary to achieve our target allocations.
Substantially all pension and all postretirement assets can be used to make monthly benefit payments.
We implement our investment strategy for our pension and postretirement plan assets by investing in long-duration fixed income securities that primarily include U.S. corporate bonds of companies from diversified industries and U.S. Treasury securities that mirror our pension obligation benchmark, as well as U.S. and international equity index strategies that are intended to mirror broad market indices, including, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Our pension and postretirement plans also invest in actively managed international equity securities of mid and small cap companies located in developed and emerging markets. For pension plan assets, our allocation to below investment grade securities represented approximately 11% of the fixed income holdings or approximately 9% of our total plan assets at December 31, 2023. Our allocation to emerging markets represented approximately 2% of total plan assets at December 31, 2023. For postretirement plan assets, our allocation to below investment grade securities represented approximately 9% of the fixed income holdings or approximately 4% of our total plan assets at December 31, 2023. Also, less than 1% of postretirement plan assets was invested in emerging markets at December 31, 2023.
Our risk management practices for our pension and postretirement plans include (i) ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, (ii) periodic rebalancing between equity and debt asset classes and (iii) annual actuarial re-measurement of plan liabilities.
Our expected rate of return on pension and postretirement plan assets is determined by our plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the long-term historical averages exhibited by returns on equity and fixed income securities. For determining our pension and postretirement net periodic benefit cost (income), our 2024 expected rate of return assumptions are 6.1% and 7.4%, respectively.

The fair values of our pension plan assets by asset category were as follows at December 31:

	2023			2022
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$1,114	$1,114	$—	$1,098	$1,098
U.S. municipal bonds	—	81	81	—	82	82
Foreign government and agencies	—	33	33	—	32	32
Corporate debt instruments:
Above investment grade	—	3,160	3,160	—	2,747	2,747
Below investment grade and no rating	—	716	716	—	756	756
Common stock:
International equities	360	—	360	327	—	327
U.S. equities	323	—	323	591	—	591
Asset backed securities	—	279	279	—	161	161
Other, net	47	154	201	(1)	244	243
	$730	$5,537	$6,267	$917	$5,120	$6,037
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap			$388			$312
U.S. small cap			90			75
International developed markets			55			49
Total investments measured at NAV			$533			$436

Other			(25)			130
Fair value of plan assets, net			$6,775			$6,603
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2023 and 2022.

The fair values of our postretirement plan assets were as follows at December 31:

	2023			2022
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$4	$4	$—	$5	$5
Foreign government and agencies	—	2	2	—	2	2
Corporate debt instruments:
Above investment grade	—	31	31	—	37	37
Below investment grade and no rating	—	4	4	—	7	7
Other, net	1	3	4	—	3	3
	$1	$44	$45	$—	$54	$54
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$44			$47
International developed markets			11			18
Total investments measured at NAV			$55			$65

Other			2			3
Fair value of plan assets, net			$102			$122
There were no Level 3 postretirement plan holdings or transactions during 2023 and 2022.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.
▪U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.
▪Asset Backed Securities: Asset backed securities are fixed income securities such as mortgage backed securities and auto loans that are collateralized by pools of underlying assets that are unable to be sold individually. They are valued at a price that is based on a compilation of primarily observable market information or a broker quote in a non-active over-the-counter market.
▪Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds, which are valued based on the net asset value (“NAV”), and are provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.
Cash Flows: We make contributions to our pension plans to the extent that the contributions are tax deductible and pay benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, we anticipate making employer contributions to our pension and postretirement plans of up to approximately $30 million for each in 2024. However, the foregoing estimates of 2024 contributions to our pension and postretirement plans are subject to change as a result of changes in tax and other benefit laws, changes in interest rates, as well as asset performance significantly above or below the assumed long-term rate of return for each respective plan.

Estimated future benefit payments at December 31, 2023 were as follows:

(in millions)	Pension	Postretirement
2024	$494	$96
2025	478	91
2026	478	90
2027	479	90
2028	481	92
2029-2033	2,362	461
Comprehensive Earnings/Losses
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2023:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net (loss) gain	$(2,236)	$19	$(39)	$(2,256)
Prior service (cost) credit	(18)	256	(5)	233
Deferred income taxes	585	(67)	12	530
Amounts recorded in accumulated other comprehensive losses	$(1,669)	$208	$(32)	$(1,493)
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2022:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net (loss) gain	$(2,180)	$1	$(34)	$(2,213)
Prior service (cost) credit	(24)	293	(5)	264
Deferred income taxes	571	(68)	10	513
Amounts recorded in accumulated other comprehensive losses	$(1,633)	$226	$(29)	$(1,436)
The movements in other comprehensive earnings (losses) for the year ended December 31, 2023 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$4	$(2)	$6	$8
Prior service cost (credit)	6	(40)	—	(34)
Deferred income taxes	(2)	11	(1)	8
	$8	$(31)	$5	$(18)
Other movements during the year:
Net (loss) gain	$(60)	$20	$(11)	$(51)
Prior service (cost) credit	—	3	—	3
Deferred income taxes	16	(10)	3	9
	$(44)	$13	$(8)	$(39)
Total movements in other comprehensive earnings (losses)	$(36)	$(18)	$(3)	$(57)

The movements in other comprehensive earnings (losses) for the year ended December 31, 2022 were as follows:

(in millions)	Pension	Post-retirement	Post-employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$96	$18	$13	$127
Prior service cost (credit)	6	(45)	—	(39)
Deferred income taxes	(26)	7	(3)	(22)
	$76	$(20)	$10	$66
Other movements during the year:
Net (loss) gain	$(183)	$345	$(15)	$147
Prior service (cost) credit	—	(2)	—	(2)
Deferred income taxes	48	(87)	4	(35)
	$(135)	$256	$(11)	$110
Total movements in other comprehensive earnings (losses)	$(59)	$236	$(1)	$176
The movements in other comprehensive earnings (losses) for the year ended December 31, 2021 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$131	$22	$10	$163
Prior service cost (credit)	5	(46)	—	(41)
Deferred income taxes	(35)	7	(2)	(30)
	$101	$(17)	$8	$92
Other movements during the year:
Net (loss) gain	$465	$157	$2	$624
Prior service (cost) credit	(8)	345	—	337
Deferred income taxes	(118)	(127)	—	(245)
	$339	$375	$2	$716
Total movements in other comprehensive earnings (losses)	$440	$358	$10	$808

Note 18. Additional Information

	For the Years Ended December 31,
(in millions)	2023	2022	2021
Research and development expense	$220	$162	$145
Interest and other debt expense, net:
Interest expense	$1,149	$1,128	$1,188
Interest income	(160)	(70)	(26)
	$989	$1,058	$1,162

The activity in the allowance for discounts and allowance for returned goods was as follows:

	For the Years Ended December 31,
(in millions)	2023		2022		2021
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$41	$—	$50	$—	$40
Charged to costs and expenses	597	118	607	97	647	124
Deductions (1)	(597)	(120)	(607)	(106)	(647)	(114)
Balance at end of year	$—	$39	$—	$41	$—	$50
(1) Represents the recording of discounts and returns for which allowances were created.

Note 19. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria and certain of our subsidiaries, including PM USA and NJOY, as well as our indemnitees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, income tax liability, contraband shipments, patent infringement, employment matters, claims alleging violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), claims for contribution and claims of competitors, shareholders or distributors. Legislative action, such as changes to tort law, also may expand the types of claims and remedies available to plaintiffs.
Litigation is subject to uncertainty, and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrates that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, we may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, under certain circumstances, we may have to pay more than our proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, we also may be required to pay interest and attorneys’ fees.
Although PM USA historically has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. However, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases, and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, also may seek to repeal or alter bond cap statutes through legislation. Although we cannot predict the outcome of such challenges, it is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 19. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending cases; and (iii) accordingly, management has not provided any amounts in our consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
We have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. We believe, and have been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts. We have defended, and will continue to defend, vigorously against litigation challenges. However, we may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

Judgments Paid and Provisions for Tobacco and Health (Including Engle Progeny Litigation) and Certain Other Litigation Items: The changes in our accrued liability for tobacco and health and certain other litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2023	2022	2021
Accrued liability for tobacco and health and certain other litigation items at beginning of period	$71	$91	$9
Pre-tax charges for:
Tobacco and health and certain other litigation (1)	79	101	83
Shareholder class action and shareholder derivative lawsuits (2)	98	27	90
JUUL-related settlements (3)	242	—	—
Related interest costs	11	3	9
Payments	(155)	(151)	(100)
Accrued liability for tobacco and health and certain other litigation items at end of period	$346	$71	$91
(1) Includes judgments, settlements and fee disputes associated with tobacco and health and certain other litigation.
(2) See Shareholder Class Action and Shareholder Derivative Lawsuits - Federal and State Shareholder Derivative Lawsuits below for a discussion of the settlement of the federal and state shareholder derivative lawsuits.
(3) Includes the settlement of certain e-vapor product litigation relating to JUUL e-vapor products and the e-vapor product litigation brought by the attorneys general of Minnesota and Alaska. See E-vapor Product Litigation below for a discussion of these settlements.
The accrued liability for tobacco and health and certain other litigation items, including related interest costs, was included in accrued liabilities and other liabilities on our consolidated balance sheets. Pre-tax charges for tobacco and health and certain other litigation were included in marketing, administration and research costs in our consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net in our consolidated statements of earnings.
After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid judgments and settlements (including related costs and fees) totaling approximately $1 billion and interest totaling approximately $241 million as of December 31, 2023. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $440 million and related interest totaling approximately $60 million.
Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2023, PM USA has posted appeal bonds totaling approximately $35 million, which have been collateralized with restricted cash and are included in assets on our consolidated balance sheets.
Overview of Tobacco-Related Litigation
Types and Number of U.S. Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iii) e-vapor cases alleging violation of RICO, fraud, failure to warn, design defect, negligence, antitrust, patent infringement and unfair trade practices; and (iv) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in tobacco-related litigation are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against us as of December 31:

	2023	2022	2021
Individual Smoking and Health Cases (1)	172	162	176
Health Care Cost Recovery Actions (2)	1	1	1
E-vapor Cases (3)	5,177	5,283	3,296
Other Tobacco-Related Cases (4)	3	3	3
(1) Includes as of December 31, 2023, 16 cases filed in Illinois, 16 cases filed in New Mexico, 58 cases filed in Massachusetts and 48 non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle class (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Progeny Cases). Also does not include 1,385 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages but prohibited them from seeking punitive damages. Class members were prohibited from filing individual lawsuits after 2000 under the court-approved settlement.
(2) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.
(3) Includes as of December 31, 2023, 57 class action lawsuits, 3,614 individual lawsuits and 1,506 “third party” lawsuits relating to the Multidistrict Litigation discussed under E-vapor Product Litigation below. The 57 class action lawsuits include 32 cases in the Northern District of California involving plaintiffs whose claims were previously included in other class action complaints but were refiled as separate stand-alone class actions for procedural and other reasons. In May 2023, we reached agreement on terms to resolve the majority of the Multidistrict Litigation lawsuits. Also includes three patent infringement lawsuits filed against us and certain of our affiliates. For further discussion of the pending Multidistrict Litigation settlement and patent infringement litigation, see E-vapor Product Litigation below.
(4) Includes as of December 31, 2023, one inactive smoking and health case alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs and two inactive class action lawsuits alleging that use of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of RICO.
International Tobacco-Related Cases: As of January 29, 2024, (i) Altria is named as a defendant in three e-vapor class action lawsuits in Canada; (ii) PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant; and (iii) PM USA and Altria are named as defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement (defined below) between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Tobacco-Related Cases Set for Trial: As of January 29, 2024, no Engle progeny cases, three individual smoking and health case and no e-vapor cases are set for trial through March 31, 2024. Trial dates are subject to change.
Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 80 tobacco-related cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 49 of the 80 cases. Of the 31 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 26 have reached final resolution.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 29, 2024.
Smoking and Health Litigation
Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of unfair trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending during 2023 (or recently concluded) in which a verdict was returned in favor of plaintiff and against PM USA. Charts listing certain verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.
Roach: In December 2023, a jury in a Hawaii state court returned a verdict in favor of plaintiff and against PM USA, awarding less than $1 million in compensatory damages and allocating 39% of the fault to PM USA. The jury found that plaintiff was not entitled to punitive damages. Final judgment not yet been entered. We intend to file post-trial motions challenging the verdict and will, if necessary, appeal.
Ricapor-Hall: In August 2023, a jury in a Hawaii state court returned a verdict in favor of plaintiff and against PM USA, awarding $6 million in compensatory damages and $8 million in punitive damages. In October 2023, the court entered judgment against PM USA for

$11 million, having reduced the compensatory damages award to $3 million based on the jury’s finding on comparative fault and a set-off against plaintiff’s settlements with other defendants, and we filed post-trial motions challenging the verdict. If necessary, we will appeal any portion of the judgment that remains following resolution of the post-trial motions.
Deswert: In May 2023, a jury in a Pennsylvania state court returned a verdict in favor of plaintiff and against PM USA, awarding less than $1 million in compensatory damages and allocating 50% of the fault to PM USA. Despite the comparative fault finding, the compensatory damages award would not have been reduced due to the jury’s finding for plaintiff on the strict liability claim. Plaintiff’s claim for punitive damages was dismissed prior to the trial. In lieu of appealing the trial court’s verdict, PM USA settled plaintiff’s claims in July 2023 and recorded a pre-tax charge of less than $1 million in the third quarter of 2023.
Woodley: In February 2023, a jury in a Massachusetts state court returned a verdict in favor of plaintiff and against PM USA, awarding $5 million in compensatory damages. There was no claim for punitive damages. Following the denial of PM USA’s post-trial motions, PM USA appealed the judgment to the Appeals Court of Massachusetts, and the appeal remains pending.
Fontaine: In September 2022, a jury in a Massachusetts state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $8 million in compensatory damages and $1 billion in punitive damages. In September 2023, the court denied PM USA’s motion for a new trial and partially granted PM USA’s motion for remittitur, reducing the punitive damages award to $56 million. In December 2023, the court entered a final judgment awarding plaintiff $8 million in compensatory damages, $56 million in punitive damages and prejudgment interest. PM USA intends to appeal.
Greene: In September 2019, a jury in a Massachusetts state court returned a verdict in favor of plaintiffs and against PM USA, awarding approximately $10 million in compensatory damages. In May 2020, the court ruled on plaintiffs’ remaining claim and trebled the compensatory damages award to approximately $30 million. In February 2021, the trial court awarded plaintiffs attorneys’ fees and costs in the amount of approximately $2.3 million. PM USA appealed the judgment, and, in May 2023, the Massachusetts Supreme Judicial Court affirmed the trial court judgment and orders denying PM USA’s post-trial motions, concluding the case. We recorded a pre-tax charge of approximately $48 million and paid the recorded amount in the second quarter of 2023.
Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.
Engle Progeny Cases: Engle progeny cases are individual smoking and health lawsuits filed by Florida resident plaintiffs against one or more cigarette manufacturer defendants. The lawsuits arose following the Florida Supreme Court’s decertification of the class in Engle, et. al. v. R.J. Reynolds Tobacco Co., et. al., a smoking and health class action lawsuit filed in Florida state court against multiple defendants, including PM USA, in which the jury returned a verdict in favor of the plaintiff class and the trial court assessed punitive damages against the defendants. In July 2006, the Florida Supreme Court mandated that the trial court’s punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. Plaintiffs in Engle progeny lawsuits are entitled to rely on certain liability findings from the class action lawsuit, substantially reducing each plaintiff’s burden of proof. These liability findings stipulate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent.
Pending Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008, at which point a total of approximately 9,300 federal and state claims were pending. As of January 29, 2024, approximately 345 state court cases were pending against PM USA or Altria asserting individual claims by or on behalf of approximately 441 state court plaintiffs. Because of a number of factors, including docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. Each federal Engle progeny case has been resolved.
Engle Progeny Trial Results: As of January 29, 2024, 145 federal and state Engle progeny cases involving PM USA have resulted in verdicts. Eighty-seven were returned in favor of plaintiffs, six of which have been reversed post-trial or on appeal and remain pending. Fifty-eight verdicts were returned in favor of PM USA, two of which have been reversed post-trial or on appeal and remain pending. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 29, 2024.
Post-trial activity in a case can result in final resolution that differs from the initial verdict. In many cases, parties have appealed either compensatory or punitive damages awards or both. Courts also have increased and decreased the amounts of punitive damages juries have awarded, declared mistrials and vacated judgments, in whole or in part, with respect to compensatory and punitive damages awards. Initial verdicts have been reversed in whole or in part on appeal or following retrial. Juries have returned verdicts in favor of or against PM USA awarding no damages. In cases where juries returned verdicts against PM USA awarding no damages, some trial courts have decided to award plaintiff damages notwithstanding the verdict. Cases also have been dismissed with or without prejudice before or after a verdict.
The charts below list the verdicts in and post-trial status of certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists cases that are pending as of January 29, 2024 where PM USA has determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated, and the second chart lists cases that have concluded in the past 12 months. In this Note 19. Contingencies, references to “R.J. Reynolds” are to R.J. Reynolds Tobacco Company. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings.

Currently Pending Engle Cases with Verdicts Against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages(1)	Punitive Damages (PM USA)	Post-Trial Status
Ferraiuolo	November 2023	PM USA and R.J. Reynolds	Duval	$1 million (<$1 million PM USA)	$10 million	Post-trial motions pending.
Chacon	October 2023	PM USA	Miami-Dade	<$1 million	<$1 million	Appeals to the Third District Court of Appeal pending.
Hoffman	January 2023	PM USA	Miami-Dade	$5 million ($3 million PM USA)	$0	Appeal to the Third District Court of Appeal pending.
Levine	September 2022	PM USA and R.J. Reynolds	Miami-Dade	$1 million	$0	Appeals to the Third District Court of Appeal pending.
Schertzer	April 2022	PM USA and R.J. Reynolds	Miami-Dade	$3 million	$0	Appeal to the Third District Court of Appeal pending.
Lipp	September 2021	PM USA	Miami-Dade	$15 million	$28 million	Appeal to the Third District Court of Appeal pending.
Duignan	February 2020	PM USA and R.J. Reynolds	Pinellas	$3 million ($1 million PM USA)	$0	Retrial of punitive damages claim pending.
McCall	March 2019	PM USA	Broward	<$1 million (<$1 million PM USA)	<$1 million	Post-trial motions pending.
Chadwell	September 2018	PM USA	Miami-Dade	$2 million	$0	Appeal to the Third District Court of Appeal pending.
Kaplan (McLaughlin)	July 2018	PM USA and R.J. Reynolds	Broward	$2 million	$0	Appeal to the Fourth District Court of Appeal pending.
Cooper (Blackwood)	September 2015	PM USA and R.J. Reynolds	Broward	$5 million (<$1 million PM USA)	$0	Retrial of punitive damages claim pending.
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.

Engle Cases Concluded Within Past 12 Months
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Accrual Date	Payment Amount for Damages (if any)	Payment Date
Miller	September 2022	PM USA and R.J. Reynolds	Miami-Dade	Third quarter of 2022	<$1 million	December 2022
Tuttle	August 2022	PM USA	Duval	Third quarter of 2022	<$1 million	October 2022
Garcia	May 2021	PM USA	Miami-Dade	Fourth quarter of 2023	$3 million	December 2023
Holliman	February 2019	PM USA	Miami-Dade	Fourth quarter of 2022	$3 million	January 2023
Other Smoking and Health Class Actions: Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases have purported to be brought on behalf of residents of a particular state or states (although a few cases have purported to be nationwide in scope) and have raised addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 61 smoking and health class actions involving PM USA in Arkansas (1), California (1), Delaware (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1),

Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). See Certain Other Tobacco-Related Litigation below for a discussion of “Lights” and “Ultra Lights” class action cases and medical monitoring class action cases pending against PM USA.
As of January 29, 2024, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. In March 2019, all of these class actions were stayed as a result of three Canadian tobacco manufacturers (none of which is related to us) seeking protection under Canada’s Companies’ Creditors Arrangement Act (which is similar to Chapter 11 bankruptcy in the United States). The companies entered into these proceedings following a Canadian appellate court upholding two smoking and health class action verdicts against those companies totaling approximately CAD $13 billion. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI, which provides for indemnities for certain liabilities concerning tobacco products.
Health Care Cost Recovery Litigation
Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The U.S. Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeal.
In addition to the cases brought in the United States, health care cost recovery actions have been brought against tobacco industry participants, including PM USA and Altria, in Canada (10 cases), and other entities have stated that they are considering filing such actions.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed legislation permitting similar claims, but lawsuits based on this legislation have not been filed. All of these cases have been stayed pending resolution of proceedings in Canada involving three tobacco manufacturers (none of which are affiliated with us) under the Companies’ Creditors Arrangement Act discussed above. See Smoking and Health Litigation - Other Smoking and Health Class Actions above for a discussion of these proceedings. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia and certain United States territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA, R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $10.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the OPMs are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million, on a pro rata basis based on market share. These quarterly payments are expected to end in the fourth quarter of 2024. For the years ended December 31, 2023, 2022 and 2021, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $3.7 billion, $3.9 billion and $4.3 billion, respectively. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.
NPM Adjustment Disputes: The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses. The applicability of this reduction has been subject to certain disputes, some of which have been resolved via settlement, as discussed below.

Settlements of NPM Adjustment Disputes.
▪Multi-State Settlement. As of January 2022, a total of 36 states and territories had settled NPM Adjustment disputes relating to varying periods of time. In March 2022 and August 2023, Illinois and Iowa, respectively, joined the multi-state settlement, bringing the total number of states and territories that have joined the multi-state settlement to 38. In the first quarter of 2022, PM USA recorded $80 million, $20 million of which related to the 2019 through 2021 “transition years,” as a reduction in cost of sales as a result of Illinois joining the multi-state settlement. As a result of Iowa joining the multi-state settlement, PM USA will receive approximately $19 million for 2005 through 2022, $4 million of which relates to the 2020 through 2022 “transition years.” Accordingly, PM USA recorded $19 million as a reduction in cost of sales in the third quarter of 2023. Pursuant to the multi-state settlement, PM USA has received $1.24 billion since the first group of states entered the NPM Adjustment dispute settlement in 2014 and expects to receive approximately $353 million in credits to offset PM USA’s MSA payments through 2039.
▪New York Settlement. In 2015, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with New York in perpetuity. PM USA has received $503 million pursuant to the New York settlement and expects to receive annual credits applied against the MSA payments due to New York going forward.
▪Montana Settlement. In 2020, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with Montana through 2030, resulting in a payment from PM USA to Montana for an immaterial amount.
Continuing NPM Adjustment Disputes with States That Have Not Settled.
▪2004 NPM Adjustment. The PMs and the nine states that had not settled the NPM Adjustment disputes for 2004 participated in a multi-state arbitration. Iowa subsequently joined the multistate settlement in August 2023. The arbitration panel found three of the remaining eight states that have not settled the NPM Adjustment disputes, Washington, Missouri and New Mexico, were not diligent in the enforcement of their escrow statutes in 2004, and PM USA received approximately $52 million on account of the 2004 NPM Adjustment as a credit against its April 2023 MSA payment. PM USA recorded $44 million and $8 million in third quarter of 2021 and fourth quarter of 2022, respectively. Washington, Missouri and New Mexico have challenged those determinations in their respective state courts, and several issues remain to be resolved by the state trial and appellate courts that may affect the final amount of the 2004 NPM adjustment PM USA and other PMs will receive.
▪2005-2007 NPM Adjustments. The PMs and the eight states that have not settled the NPM Adjustment disputes are currently arbitrating NPM Adjustment disputes before a single arbitration panel. The arbitration encompasses three years, 2005-2007, for seven of the eight states, and one year, 2005, for one state. As of January 29, 2024, the arbitration panel had issued decisions for Maryland and Washington, finding Maryland diligent for all three years and Washington not diligent for all three years. PM USA recorded $14 million as a reduction of costs of sales and $21 million as interest income in the fourth quarter of 2023 for its estimate of the minimum amount of the 2005 through 2007 NPM Adjustment it will receive.
▪Subsequent Years. No assurance can be given as to when proceedings for 2008 and subsequent years will be scheduled or the precise form those proceedings will take.
Other Disputes under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard Tobacco Company in 2015 and its related sale of certain cigarette brands to ITG (the “ITG transferred brands”). PM USA continues to dispute how the ITG transferred brands are treated in allocating the NPM Adjustments and profit adjustments under the State Settlement Agreements.
In December 2019, the State of Mississippi filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the tax rates used in the annual calculation of the net operating profit adjustment payments starting in 2018. The Mississippi state court held a hearing in October 2021 and issued a decision in June 2022 granting the State’s motion. Further proceedings remain outstanding, and a final judgment has not yet been issued.
In May 2023, PM USA and R.J. Reynolds filed a motion in the United States District Court for the Eastern District of Texas seeking to enforce the Texas State Settlement Agreement against the State of Texas concerning the same tax rate issue raised by the State of Mississippi. The State of Texas filed a cross-motion to enforce, and the matter remains pending in the trial court.
In January 2021, PM USA and other PMs reached an agreement with several MSA states to waive the PMs’ claim under the most favored nation provision of the MSA in connection with a settlement between those MSA states and a non-participating manufacturer, S&M Brands, Inc. (“S&M Brands”), under which the states released certain claims against S&M Brands in exchange for receiving a portion of the funds S&M Brands deposited into escrow accounts in those states pursuant to the states’ escrow statutes. In consideration for waiving its most favored nation claim, PM USA received approximately $32 million from the escrow funds paid to those MSA states under their settlement with S&M Brands. These funds were received in January 2021 and were recorded in our condensed consolidated statement of earnings (losses) for the first quarter of 2021 as a reduction in cost of sales.
Federal Government’s Lawsuit: In 1999, the U.S. government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria, asserting claims under three federal statutes.

The case ultimately proceeded only under the civil provisions of RICO. In August 2006, the district court held that certain defendants, including Altria and PM USA, violated RICO and engaged in certain “sub-schemes” to defraud that the government had alleged.
The court did not impose monetary penalties on defendants, but ordered various types of non-monetary relief, including an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand, and the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to ETS.
Corrective statements began appearing in newspapers and on television in the fourth quarter of 2017 and on websites in the second quarter of 2018, and the onserts began appearing in the fourth quarter of 2018. In December 2022, the district court entered a consent order approving a settlement with respect to corrective statements on point-of-sale signage.
In June 2020, the U.S. government filed a motion with the district court asking for clarification as to whether the court-ordered injunction that applies to cigarettes discussed above also applies to HeatSticks, a heated tobacco product used with the IQOS System. In August 2020, we filed an opposition to the government’s motion and, in the alternative, a motion to modify the injunction to make clear it does not apply to HeatSticks. In July 2023, the district court ruled that HeatSticks are cigarettes as defined in the court ordered injunction. The district court also ruled that PM USA can make FDA authorized reduced exposure claims about HeatSticks. In September 2023, PM USA appealed the district court’s ruling that HeatSticks are subject to the court’s injunction. In connection with our assignment of exclusive U.S. commercialization rights to the IQOS System to PMI, the U.S. government has asserted that the assignment of those rights required district court approval and was subject to PMI becoming bound by the court-ordered injunction and, in January 2024, requested that we petition the district court for approval of that agreement.
E-vapor Product Litigation
As of January 29, 2024, we are defendants in 57 class action lawsuits, 3,614 individual lawsuits and 1,506 “third party” lawsuits relating to JUUL e-vapor products, which include school districts, state and local governments and tribal and healthcare organization lawsuits. We refer to this litigation collectively as the “Multidistrict Litigation.” The 57 class action lawsuits include 32 cases involving plaintiffs whose claims were previously included in other class action complaints but were refiled as separate stand-alone class actions for procedural and other reasons. Three of the class action lawsuits are pending in Canada. The theories of recovery in the Multidistrict Litigation include violation of RICO, fraud, failure to warn, design defect, negligence and unfair trade practices. Plaintiffs seek various remedies, including compensatory and punitive damages, restitution or remediation (for plaintiffs that are government entities) and an injunction prohibiting product sales.
An additional group of cases is pending in California state courts. In January 2020, the Judicial Council of California determined that this group of cases was appropriate for coordination and assigned the group to the Superior Court of California, Los Angeles County, for pretrial purposes.
In May 2023, we reached agreement on terms to resolve the majority of the Multidistrict Litigation lawsuits as well as the group of cases pending in a consolidated California state court proceeding for $235 million, for which amount we recorded a pre-tax provision in the second quarter of 2023. In September 2023, the court granted preliminary approval of the class action settlement. The settlement is conditioned on certain participation rates among plaintiffs, and certain plaintiffs may opt out of the settlement and attempt to continue litigating their individual cases. The settlement applies to all of the Multidistrict Litigation except 35 “third party” cases brought by Native American tribes and the three class action lawsuits pending in Canada. The settlement also does not apply to the cases brought by state attorneys general, discussed below, or 17 putative class actions antitrust lawsuits. For a description of the antitrust cases not subject to the settlement, see Antitrust Litigation below.
Four of the “third party” lawsuits noted above against us and JUUL were initiated, individually, by the attorneys general of Alaska, Hawaii, Minnesota and New Mexico alleging violations of state consumer protection and other similar laws. We filed motions to dismiss the lawsuits. In Alaska, Hawaii, Minnesota and New Mexico, the motions were denied in February 2022, May 2021, June 2021 and December 2023, respectively. In April 2023 and January 2024, we agreed to settle the Minnesota and Alaska lawsuits, respectively, for immaterial amounts. The trial court in the Hawaii lawsuit has set the trial for February 2024. In January 2024, we agreed to the terms of a tentative settlement of the Hawaii lawsuit for an immaterial amount. As of January 29, 2024, the trial court in New Mexico has not set a trial date.
In May 2023, Fuma International LLC (“Fuma”) filed a lawsuit against Altria and our affiliates Nu Mark LLC (“Nu Mark”), AGDC, ALCS and NJOY in the United States District Court for the Eastern District of Virginia asserting claims of patent infringement based on the sale of various Nu Mark and NJOY products, including NJOY ACE, in the United States. In August 2023, we entered into an agreement with Fuma resulting in NJOY’s acquisition of the patents that Fuma asserted in its lawsuit. The parties separately agreed that Fuma would dismiss its patent infringement claims in exchange for $10 million, and such claims were dismissed in August 2023. We recorded a pre-tax provision for $10 million in the third quarter of 2023 related to the agreement and paid such amount to Fuma in August 2023.

In June 2023, JUUL and VMR Products LLC filed a lawsuit against Altria and our affiliates AGDC, ALCS, NJOY Holdings and NJOY in the United States District Court for the District of Arizona asserting claims of patent infringement based on the sale of NJOY ACE in the United States. Plaintiffs seek various remedies, including damages and an injunction on sales of NJOY ACE. The lawsuit is currently stayed.
Also in June 2023, the same plaintiffs filed a related action against the same defendants with the U.S. International Trade Commission (“ITC”). There, the plaintiffs also allege patent infringement, but the remedies sought include a prohibition on the importation of NJOY ACE into the United States. No damages are recoverable in the proceedings before the ITC.
In August 2023, NJOY filed a complaint against JUUL in the United States District Court for the District of Delaware asserting claims of patent infringement based on the sale of certain JUUL e-vapor products, including the currently marketed JUUL device and JUULpods, in the United States. The lawsuit is currently stayed. Also in August 2023, NJOY filed a related action against JUUL with the ITC alleging patent infringement and seeking a ban on the importation and sale of the same JUUL products in the United States.
IQOS Litigation
In April 2020, RAI Strategic Holdings, Inc. and R.J. Reynolds Vapor Co., which are affiliates of R.J. Reynolds, filed a lawsuit against Altria, PM USA, ALCS, PMI and its affiliate, Philip Morris Products S.A., in the U.S. District Court for the Eastern District of Virginia asserting claims of patent infringement based on the sale of the IQOS System electronic device and Marlboro HeatSticks in the United States. Plaintiffs seek various remedies, including preliminary and permanent injunctive relief, treble damages and attorneys’ fees. Altria and PMI were previously dismissed from the lawsuit, and plaintiffs’ claims against the other defendants have been stayed.
PM USA, ALCS and Philip Morris Products S.A. filed counterclaims against plaintiffs in the Eastern District of Virginia lawsuit alleging patent infringement by R.J. Reynolds’ e-vapor products. In June 2022, PM USA and ALCS reached an agreement with R.J. Reynolds resulting in dismissal of their counterclaims. In addition, ALCS filed a separate lawsuit against R.J. Reynolds in the U.S. District Court for the Middle District of North Carolina also alleging patent infringement by R.J. Reynolds’ e-vapor products. In September 2022, a jury awarded ALCS $95 million in damages for past infringement, plus supplemental damages and interest. In January 2023, the court ordered R.J. Reynolds to pay ALCS a 5.25% royalty on future sales of its infringing product resulting in positive net income through the expiration of the relevant patents in 2035. R.J. Reynolds has filed a notice of appeal of the judgment. As gains related to this lawsuit have not yet been determined to be realized or realizable in accordance with GAAP, they have not been recognized in our consolidated financial statements for the fiscal year ended December 31, 2023.
In April 2020, a related patent infringement action was filed against the same defendants by the same plaintiffs, as well as R.J. Reynolds, with the ITC, but the remedies sought included a prohibition on the importation of the IQOS System electronic device, Marlboro HeatSticks and component parts into the United States and on the sale of any such products previously imported into the United States. No damages are recoverable in the proceedings before the ITC. In September 2021, the ITC issued a limited exclusion order barring the importation of the IQOS System electronic device, Marlboro HeatSticks and the infringing components into the United States and a cease and desist order barring domestic sales, marketing and distribution of these imported products. The orders became effective in November 2021. Consequently, PM USA removed the IQOS System electronic device and Marlboro HeatSticks from the marketplace. In December 2021, defendants appealed the orders to the U.S. Court of Appeals for the Federal Circuit and, in March 2023, the U.S. Court of Appeals for the Federal Circuit issued its decision affirming the ITC exclusion order in full.
In November 2020, Healthier Choices Management Corp. filed an additional unrelated patent infringement case in the U.S. District Court for the Northern District of Georgia against PM USA and Philip Morris Products S.A. seeking damages and equitable relief. In February 2021, defendants filed a motion to dismiss the lawsuit, which the court granted in July 2021. In December 2021, the U.S. District Court denied plaintiff’s motion to amend the complaint and plaintiff appealed this ruling to the U.S. Court of Appeals for the Federal Circuit, which reversed the district court’s decision and remanded for further proceedings. On remand, the U.S. District Court stayed the case pending the outcome of plaintiff’s appeal from a ruling by the U.S. Patent and Trademark Office, which issued a decision that the claims of the asserted patent are not valid. That appeal remains pending.
Antitrust Litigation
In March 2023, we entered into a stock transfer agreement with JUUL pursuant to which, among other things, we transferred to JUUL all of our beneficially owned JUUL equity securities. See Note 7. Investments in Equity Securities for a discussion of our disposition of our investment in JUUL.
In April 2020, the FTC issued an administrative complaint against Altria and JUUL alleging that our 35% investment in JUUL and the associated agreements constitute an unreasonable restraint of trade in violation of Section 1 of the Sherman Antitrust Act of 1890 (“Sherman Act”) and Section 5 of the Federal Trade Commission Act of 1914, and substantially lessened competition in violation of Section 7 of the Clayton Antitrust Act (“Clayton Act”). In February 2022, the administrative law judge dismissed the FTC’s complaint and, also in February 2022, FTC complaint counsel appealed the administrative law judge’s decision to the FTC. In March 2023, following our disposition of our investment in JUUL, we filed a motion to dismiss the complaint. In June 2023, the FTC dismissed the action as no longer in the public interest.

Also as of January 29, 2024, 17 putative class action lawsuits have been filed against Altria and JUUL in the U.S. District Court for the Northern District of California. The lawsuits initially named, in addition to the two companies, certain senior executives and certain members of the board of directors of both companies as defendants; however, those individuals currently or formerly affiliated with Altria were later dismissed. In November 2020, these lawsuits were consolidated into three complaints (one on behalf of direct purchasers, one on behalf of indirect purchasers and one on behalf of indirect resellers). The consolidated lawsuits, as amended, cite the FTC administrative complaint and allege that Altria and JUUL violated Sections 1, 2 and/or 3 of the Sherman Act and Section 7 of the Clayton Act and various state antitrust, consumer protection and unjust enrichment laws by restraining trade and/or substantially lessening competition in the U.S. closed-system electronic cigarette market. Plaintiffs seek various remedies, including treble damages, attorneys’ fees, a declaration that the agreements between Altria and JUUL are invalid and rescission of the transaction. We filed a motion to dismiss these lawsuits in January 2021. In August 2021, the U.S. District Court for the Northern District of California denied our motion to dismiss except with respect to plaintiffs’ claims for injunctive and equitable relief. However, plaintiffs were granted the opportunity to replead such claims by the trial court, which plaintiffs did in September 2021. In January 2022, the trial court ordered that the direct-purchaser plaintiffs’ claims against JUUL be sent to arbitration pursuant to an arbitration provision in JUUL’s online purchase agreement. The court granted plaintiffs’ leave to replead the complaint with new direct-purchaser plaintiffs, which plaintiffs did in February 2022, substituting four new plaintiffs. In September 2023, the direct-purchaser plaintiffs filed a third amended consolidated class action complaint, substituting three of the four named plaintiffs. In October 2023, JUUL filed a motion to compel arbitration as to certain new direct-purchaser plaintiffs and a motion to dismiss the direct-purchaser plaintiffs’ claims for injunctive relief. Altria joined the motion to dismiss the injunctive relief claims. The trial is set to commence in May 2026.
Shareholder Class Action and Shareholder Derivative Lawsuits
Shareholder Class Action: In the fourth quarter of 2021, we agreed to settle a class action lawsuit brought by purported Altria shareholders against Altria and certain of our current and former executives and JUUL, its founders and certain of its current and former executives alleging false and misleading statements and omissions relating to our former investment in JUUL. Pursuant to the settlement, which was granted final approval by the trial court in March 2022, among other things, (i) all claims asserted against Altria and the other named defendants were resolved without any liability or wrongdoing attributed to them personally or to Altria and (ii) Altria agreed to pay the class an aggregate amount of $90 million, which amount included attorneys’ fees. We recorded pre-tax provisions totaling $90 million in 2021 and, in January 2022, paid $90 million to plaintiffs’ escrow account.
Federal and State Shareholder Derivative Lawsuits: In October 2022, we agreed to settle a series of federal and state derivative cases brought by Altria shareholders on behalf of themselves and Altria against Altria and certain of our current and former executives and directors and JUUL, its founders and certain of its current and former executives. The cases related to our former investment in JUUL and asserted claims of breach of fiduciary duty by the Altria defendants and aiding and abetting in that alleged breach of fiduciary duty by the remaining defendants.
Under the terms of the settlement, which became effective in May 2023, among other things, we agreed to provide $100 million in funding over a five-year period to underage tobacco prevention and cessation programs, which may include positive youth development programs, led by independent third-party organizations. We expect to begin funding in 2024. In 2022, we recorded pre-tax provisions totaling $27 million for costs associated with the independent monitoring of our funding commitments and attorneys’ fees. In the first quarter of 2023, we recorded pre-tax provisions totaling approximately $100 million related to the settlement, and in April 2023, paid $15 million to plaintiffs’ escrow account for attorneys’ fees.
Certain Other Tobacco-Related Litigation
“Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or our other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-one state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA. As of January 29, 2024, two “Lights/Ultra Lights” class actions are pending in U.S. state courts. Neither case is active.
As of January 29, 2024, one smoking and health case alleging personal injury or seeking court-supervised programs or an ongoing medical monitoring program on behalf of individuals exposed to ETS and purporting to be brought on behalf of a class of individual plaintiffs, is pending in a U.S. state court. The case is currently inactive.
UST Litigation: UST and/or its tobacco subsidiaries have been named in a number of individual tobacco and health lawsuits over time. Plaintiffs’ allegations of liability in these cases have been based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs have typically sought various forms of relief, including compensatory and punitive damages, and certain equitable relief, including disgorgement. Defenses raised in these cases have included lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. As of January 29, 2024, there is no such case pending against UST and/or its tobacco subsidiaries.
Environmental Regulation
Altria and our former subsidiaries are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Altria and our former subsidiaries are involved in several cost recovery/contribution cases subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. We expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
We provide for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that we may undertake in the future. In the opinion of our management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had a material adverse effect on our consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, we have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2023, we (i) had $48 million of unused letters of credit obtained in the ordinary course of business and (ii) were contingently liable for guarantees related to our own performance, including $19 million for surety bonds recorded on our consolidated balance sheet. In addition, from time to time, we issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on our liquidity.
Under the terms of a distribution agreement between Altria and PMI (“Distribution Agreement”), entered into as a result of our 2008 spin-off of our former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. We do not have a related liability recorded on our consolidated balance sheet at December 31, 2023 as the fair value of this indemnification is insignificant. PMI has agreed not to seek indemnification with respect to the IQOS System patent litigation discussed above under IQOS Litigation, excluding the patent infringement case filed with the U.S. District Court for the Northern District of Georgia.
As part of the supplier financing program, Altria guarantees the financial obligations of ALCS under the financing program agreement. For further discussion of the supplier financing program, see Note 5. Supplier Financing.
PM USA guarantees our obligations under our outstanding debt securities, any borrowings under our $3.0 billion Credit Agreement and any amounts outstanding under our commercial paper program. For further discussion, see Note 10. Long-Term Debt.